UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                        Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE HAIN CELESTIAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

THE HAIN CELESTIAL GROUP, INC.

58 South Service Road

Melville, NY 11747

631-730-2200

October 5, 2012

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of The Hain Celestial Group, Inc., which will be held at the Amphitheater at 58 South Service Road, Melville, New York 11747 on Thursday, November 15, 2012, at 11:00 a.m., Eastern Time.

At our annual meeting, our stockholders will vote on (1) the election of our directors, (2) the advisory vote regarding the compensation of our named executive officers for the fiscal year ended June 30, 2012, as set forth in the accompanying proxy statement, (3) the amendment of our Amended and Restated 2002 Long Term Incentive and Stock Award Plan and (4) the ratification of the appointment of our registered independent accountants. In addition to these formal items of business, we will review the major developments of the past year and share with you some of our plans for the future. You will have an opportunity to ask questions and express your views to the senior management of The Hain Celestial Group, Inc. and members of the Board of Directors, who will also be present.

Your vote is important. Whether or not you plan to attend the annual meeting, please submit your vote.

I hope to see you on November 15th.

Sincerely,

Irwin D. Simon Founder, President, Chief Executive Officer and Chairman of the Board

THE HAIN CELESTIAL GROUP, INC.

58 South Service Road

Melville, NY 11747

631-730-2200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

To the Stockholders of THE HAIN CELESTIAL GROUP, INC.:

The Annual Meeting of Stockholders of The Hain Celestial Group, Inc. will be held on Thursday, November 15, 2012 at 11:00 a.m., Eastern Time at the Amphitheater at 58 South Service Road, Melville, New York 11747 for the following purposes:

1.	To elect the director nominees specified herein to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2.	To approve, on an advisory basis, the compensation awarded to the named executive officers for the fiscal year ended June 30, 2012, as set forth in this proxy statement;

3.	To approve the amendment of the Amended and Restated 2002 Long Term Incentive and Stock Award Plan;

4.	To ratify the appointment of Ernst & Young LLP as our registered independent accountants for the fiscal year ending June 30, 2013; and

5.	To transact such other business as may properly come before the meeting (including any adjournments or postponements).

These matters are more fully described in the attached proxy statement, which is made a part of this notice.

Only stockholders of record as of the close of business on September 20, 2012 are entitled to notice of, and to vote at, the annual meeting, or any adjournment or postponement thereof. A list of these stockholders will be available for inspection by any stockholder for any purpose germane to the annual meeting for a period of ten days prior to the annual meeting at our principal executive office located at 58 South Service Road, Melville, NY 11747, and will also be available at the annual meeting.

Your vote is important. Whether or not you expect to attend the annual meeting in person, please submit your vote as soon as possible as instructed in the Notice of Internet Availability of Proxy Materials, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 15, 2012: A complete set of proxy materials relating to our annual meeting is available on the Internet as of October 5, 2012. These materials, consisting of the Notice of Annual Meeting of Stockholders and Proxy Statement, including Proxy Card and Annual Report to Stockholders for the fiscal year ended June 30, 2012, may be viewed at http://www.hain-celestial.com/proxy.

Directions to the Annual Meeting of Stockholders

From New York City: Take the Long Island Expressway East to Exit 48 (Round Swamp Road). Proceed straight off exit and after the first traffic light our building is the second one on the right at 58 South Service Road.

From Eastern Long Island: Take the Long Island Expressway West to Exit 48 (Round Swamp Road). Proceed to traffic light and make a left turn. Go under the overpass and make a left turn going East. Our building is the second one on the right at 58 South Service Road.

Long Island Rail Road: Take the Ronkonkoma Branch Line to the Farmingdale Station. Take a cab to 58 South Service Road, Melville, New York.

The Amphitheater is located on the lower level.

THE HAIN CELESTIAL GROUP, INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

What is a proxy statement and why is it important?

We hold a meeting of stockholders annually. This year’s meeting will be held on November 15, 2012. There will be certain items of business that must be voted on by our stockholders at the meeting, and our Board of Directors (sometimes referred to as the “Board”) is seeking your proxy to vote on these items. This proxy statement contains important information about The Hain Celestial Group, Inc. and the matters that will be voted on at the meeting. Please read these materials carefully so that you have the information you need to make informed decisions. Throughout this proxy statement, we will refer to ourselves as “we,” “us,” “our,” “the Company” or “Hain Celestial.”

How are proxy solicitation and other required annual meeting materials distributed?

The Securities and Exchange Commission, (the “SEC”), has adopted rules that allow us to mail a notice to our stockholders advising that our proxy statement, annual report to stockholders, electronic proxy card and related materials are available for viewing, free of charge, on the Internet. Stockholders may then access these materials and vote over the Internet or request delivery of a full set of materials by mail or email. We have elected to utilize this process for the 2012 annual meeting. We intend to begin mailing the required notice, called Notice of Internet Availability of Proxy Materials, to stockholders on or about October 5, 2012. The proxy materials will be posted on the Internet, at http://www.hain-celestial.com/proxy, no later than the day we begin mailing the Notice of Internet Availability of Proxy Materials.

The Notice of Internet Availability of Proxy Materials contains important information, including:

•	The date, time and location of the annual meeting;

•	A brief description of the matters to be voted on at the meeting;

•	A list of the proxy materials available for viewing on the Internet;

•	Any control number you will use to access the proxy; and

•	Instructions on how to access and review the proxy materials online, how to vote your shares over the Internet, and how to get a paper or email copy of the proxy materials, if that is your preference.

We believe that this delivery process expedites stockholders’ receipt of proxy materials, while conserving natural resources and reducing the costs of printing and distributing our proxy materials.

What is a proxy?

A proxy is your legal designation of another person to vote the stock that you own. The person you designate to vote your shares is also called a proxy. The Notice of Internet Availability of Proxy Materials will include instructions on how to submit a proxy online or by telephone. If you requested a paper copy of our proxy materials, you also can vote using the proxy card enclosed with those materials. On our proxy card, you will find the names of the persons designated by the Company to act as proxies to vote your shares at the annual meeting. When you submit a valid proxy, the people named on the proxy card as proxies are required to vote your shares at the annual meeting in the manner you have instructed.

What are the items of business for the annual meeting?

The items of business for the annual meeting are as stated in the Notice of Annual Meeting of Stockholders and Proxy Statement, included herein. There are four matters scheduled for a vote:

•	The election of all the director nominees specified herein to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

•	To approve, on an advisory basis, the compensation awarded to the Company’s named executive officers (“NEOs”) for the fiscal year ended June 30, 2012, as set forth in this proxy statement;

•	To approve the amendment of the Amended and Restated 2002 Long Term Incentive and Stock Award Plan; and

•	To ratify the appointment of Ernst & Young LLP as our registered independent accountants for the fiscal year ending June 30, 2013.

Who is entitled to vote?

You may vote if you owned shares of common stock of Hain Celestial as of the close of business on September 20, 2012, the record date for the annual meeting. On the record date, there were 45,189,955 shares of common stock outstanding and entitled to vote.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of September 20, 2012.

How can I vote my shares before the meeting?

Stockholder of Record: Shares Registered in Your Name

If on September 20, 2012 your shares were registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. Follow the instructions on the Notice of Internet Availability of Proxy Materials to access our proxy materials and vote online or to request a paper or email copy of our proxy materials.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on September 20, 2012 your shares were held in an account at a broker, bank or other agent, then you are the beneficial owner of shares held in “street name” and these Notice of Internet Availability of Proxy Materials or proxy materials are being forwarded to you by that organization. Follow the instructions on the Notice of Internet Availability of Proxy Materials to access our proxy materials and vote online or to request a paper or email copy of our proxy materials. If you received these materials in paper form, the materials included a voting instruction card so you can instruct your broker, bank or other holder of record how to vote your shares.

Can I vote at the meeting?

If you are a stockholder of record, you can vote at the meeting any shares that were registered in your name as the stockholder of record as of the record date. To vote in person, come to the annual meeting and we will give you a ballot during the meeting.

If you are a beneficial owner, you are not a holder of record of those shares and cannot vote them at the annual meeting unless you have a legal proxy from the holder of record. If you plan to attend and vote your street-name shares at the annual meeting, you should request a legal proxy from your broker, bank or other holder of record and bring it with you to the meeting.

Whether or not you plan to attend the meeting, we strongly encourage you to vote by proxy prior to the meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted as follows:

Proposal		Vote

No. 1	Election of ten directors, each to serve to the next annual meeting of stockholders and until their successors are elected and qualified	FOR all nominees

No. 2	Approval, on an advisory basis, of the compensation awarded to the NEOs for the fiscal year ended June 30, 2012, as set forth in this proxy statement	FOR

No. 3	Amendment of the Amended and Restated 2002 Long Term Incentive and Stock Award Plan	FOR

No. 4	Ratification of Ernst & Young LLP as our independent accountants for the fiscal year ending June 30, 2013	FOR

The Company does not expect that any matters other than those described in the Notice of Annual Meeting of Stockholders and Proxy Statement to be brought before the annual meeting. The persons appointed as proxies will vote in their discretion on any other matters that may properly come before the annual meeting or any postponement or adjournments thereof, including any vote to postpone or adjourn the annual meeting.

Who is paying for this proxy solicitation?

We will bear the cost of soliciting proxies. We expect that the solicitation of proxies will be primarily by mail. Proxies may also be solicited by our officers and employees, at no additional cost to us, in person, by telephone, or by other means of communication. We may reimburse custodians, nominees and fiduciaries holding our common stock for their reasonable expenses in sending proxy materials to beneficial owners and obtaining their proxy.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

If you receive more than one Notice of Internet Availability of Proxy Materials or proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

How do I revoke my proxy?

If you are the stockholder of record, you may revoke your proxy if we receive your revocation at any time before the final vote at the annual meeting. You may revoke your proxy by sending a written notice stating that you are revoking your proxy before it is voted at the meeting to the Corporate Secretary at The Hain Celestial Group, Inc., 58 South Service Road, Melville, New York 11747 or by attending the annual meeting and voting in person.

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, your ability to revoke your proxy depends on the voting procedures of the broker, bank or other agent. Please follow the directions provided to you by your bank or broker.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Broker non-votes on a proposal are not counted or deemed present or represented and entitled to vote for determining whether stockholders have approved that proposal. Therefore, broker non-votes have no effect and will not be counted towards the vote total for any proposal. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For all other proposals, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

Under the rules that govern brokers who are voting with respect to shares held in “street name,” brokers have the discretion to vote those shares on routine matters, but not on non-routine matters. Routine matters include ratification of independent public accountants. Non-routine matters include the election of directors, the advisory vote regarding compensation paid to our NEOs and actions on stock plans. If you are a beneficial owner and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote on most items being put to a vote, including the election of directors.

How many votes are needed to approve each proposal?

Each director must be elected by a plurality of the votes cast, meaning a nominee will be elected if the number of votes cast “For” that director exceeds the number of votes cast “Against” that director. Abstentions and broker non-votes will have no effect.

To be approved, Proposals No. 2, 3 and 4 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares are represented by proxy or by stockholders present and entitled to vote at the annual meeting. On the record date, there were 45,189,955 shares outstanding and entitled to vote. Thus, 22,594,978 shares must be represented by proxy or by stockholders present and entitled to vote at the annual meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the annual meeting or holders of a majority of the votes present at the annual meeting may adjourn or postpone the annual meeting to another time or date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. We will publish final results in a Current Report on Form 8-K that we expect to file with the SEC within four business days of the annual meeting. After the Form 8-K is filed, you may obtain a copy by visiting our website or contacting our Investor Relations Department by calling (877) 612-4246, by writing to the Investor Relations Department, The Hain Celestial Group, Inc., 58 South Service Road, Melville, New York or by sending an email to investorrelations@hain-celestial.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of eleven members, nine of whom will stand for re-election at the annual meeting. Barry J. Alperin and Lewis D. Schiliro are not standing for re-election and, therefore, following the annual meeting they will cease being directors of the Company. The balance of our current directors are standing for re-election. In addition, Andrew R. Heyer is standing for election at the annual meeting.

The Board has nominated, and the proxies will vote to elect, unless otherwise directed, the following individuals as members of the Board of Directors to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified: Irwin D. Simon, Richard C. Berke, Jack Futterman, Marina Hahn, Andrew R. Heyer, Brett Icahn, Roger Meltzer, Scott M. O’Neil, David Schechter and Lawrence S. Zilavy. Each nominee has consented to be nominated and to serve, if elected.

The Board of Directors recommends that you vote “FOR” the election of each of the nominees.

Information about the Nominees

Irwin D. Simon, Founder, President, Chief Executive Officer and Chairman of the Board, Age 54

Irwin D. Simon is the founder of The Hain Celestial Group, Inc. and has been our President and Chief Executive Officer (“CEO”) and a director since our inception. Mr. Simon was appointed Chairman of the Board of Directors in April 2000. Previously, Mr. Simon was employed in various marketing capacities at Slim-Fast Foods Company (a dietary food and beverage company) and The Haagen-Dazs Company (a frozen dessert company), then a division of Grand Metropolitan, plc (a portfolio of luxury brands and companies). Mr. Simon currently serves as a director of Jarden Corporation (a consumer products company), an independent non-executive director of Yeo Hiap Seng Limited (a food and beverage company based in Singapore) and as a director of several privately-held companies. During the last five years, Mr. Simon also served as a director of Marathon Acquisition Corp. (a special purpose acquisition corporation). Mr. Simon also participates in several industry and charitable organizations including The New York State Council on Food Policy. Mr. Simon is the past chapter chairman of YPO—Gotham Chapter, New York City.

Key Attributes, Experience and Skills:

As our founder, our President and CEO since our inception, Mr. Simon brings to the Board unique perspectives and invaluable, in-depth knowledge of the Company, including its strategic opportunities, personnel, relationships with key customers and suppliers, competitive positioning, history, culture, and all other aspects of its operations. In addition, Mr. Simon possesses a great depth of knowledge and experience regarding the natural and organic products industry not easily found elsewhere. He is considered to be a prominent visionary and leader in the natural and organic products industry. In addition, Mr. Simon’s prior employment experience and other directorships bring him valuable insight into the broader consumer packaged goods industry.

Richard C. Berke, Director, Age 67

Richard C. Berke has been a director since April 2007 and is the chairperson of our Compensation Committee. Mr. Berke, who is retired, served from March 2007 to January 2010 as Vice President, Human Resources for Broadridge Financial Solutions, Inc. (an outsourcing provider to the global financial industry), formerly ADP Brokerage Services Group until its spin-off from Automatic Data Processing, Inc. (a payroll and other services company) (“ADP”) in March 2007. From January 1989 until its spin-off of Broadridge, Mr. Berke had served as Corporate Vice President of Human Resources with ADP. He held the position of President of ADP’s Benefits Services Division from January 1995 through December 1995.

Key Attributes, Experience and Skills:

With more than 35 years of experience as a human resources professional in positions of increasing responsibility, Mr. Berke has extensive knowledge and experience relating to human resources and executive compensation matters, which he brings to the Compensation Committee and the Board of Directors.

Jack Futterman, Director, Age 79

Jack Futterman has been a director since December 1996 and is a member of the Compensation Committee and the Audit Committee. Mr. Futterman served as Chairman and Chief Executive Officer of Party City Stores, Inc. (a party goods retail chain) from June 1999 through December 1999. Mr. Futterman retired as Chairman and Chief Executive Officer of Pathmark Stores, Inc. (a grocery store chain) in March 1996. He joined Pathmark in 1973 as Vice President of its Drugstore and General Merchandise Divisions and occupied a number of positions before becoming Chairman and Chief Executive Officer. Mr. Futterman is a former Chairman of the National Association of Chain Drugstores.

Key Attributes, Experience and Skills:

As the former CEO of two companies, Mr. Futterman has extensive experience in leadership, executive management and assessing business and non-business risk. Finally, as the independent director on the Board with the longest tenure, Mr. Futterman brings significant Company knowledge to the Board.

Marina Hahn, Director, Age 54

Marina Hahn has been a director since May 2000 and is a member of the Corporate Governance and Nominating Committee. Prior to that, she had served as a director of Celestial Seasonings since 1994. Currently, Ms. Hahn is Chief Strategy Officer for Quirky Inc., a social product development technology company. From 2003 to March 2012 she served as Chief Marketing Officer of Spirits Marque One LLC, makers of SVEDKA vodka and a division of Constellation Brands. From 1998 to 2001, Ms. Hahn served as Executive Vice President of J. Walter Thompson Company, an advertising agency. Previously, Ms. Hahn was employed in various capacities by the William Morris Agency, Inc. (a talent agency), Sony Electronics, Inc. (an electronics company), Pepsi-Cola Company (a beverage and other consumer products company) and DDB Needham Worldwide, Inc. (a marketing communications agency).

Key Attributes, Experience and Skills:

Ms. Hahn has experience with developing market-leading corporations, building powerful lifestyle brands and creating value across start up, turnaround and Fortune 500 corporations. Ms. Hahn has combined expertise in business strategy and marketing creativity in the beverage, spirits, fashion, media and entertainment industries. Leveraging these experiences, Ms. Hahn brings to the Board a unique perspective in brand building and marketing.

Andrew R. Heyer, Age 55

Andrew R. Heyer previously served as a director from November 1993 until November 2009. Mr. Heyer is the Chief Executive Officer and a Managing Director of Mistral Equity Partners (a private equity fund). Formerly he was a Managing Partner of Trimaran Capital Partners, L.L.C., and a member of the Investment Committee of Trimaran Advisors, L.L.C., the investment advisor to Caravelle Investment Fund, L.L.C. Until February, 2006, Mr. Heyer was also a Vice Chairman of CIBC World Markets Corp. and co-head of CIBC Argosy Merchant Banking Funds (Fund I). Prior to joining CIBC World Market Corp. in 1995, Mr. Heyer was a founder and Managing Director of The Argosy Group L.P. Mr. Heyer serves as a director of Jamba, Inc. Mr. Heyer also serves as a member of the Board of Trustees of the University of Pennsylvania and the University of Pennsylvania Health System.

Key Attributes, Experience and Skills:

Mr. Heyer brings significant finance, investment and capital markets experience to the Board. He has served on a number of public and private boards, which have provided him with a broad understanding of the operational, financial and strategic issues facing public and private companies. In addition, Mr. Heyer’s business, financial and investment experience in the consumer product and services industries makes him qualified for service on our Board.

Brett Icahn, Director, Age 33

Brett Icahn has been a director since July 2010. Since April 2010, he is responsible for co-executing small/mid-cap investment strategy across all industries as a Portfolio Manager of the Sargon Portfolio for Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds. Prior to April 2010, Mr. Icahn was an investment analyst at Icahn Capital since 2002. Mr. Icahn has served: as a director of Take-Two Interactive Software, Inc. (a developer, marketer and publisher of software games) and as a member of its Compensation Committee since April 2010; as a director of Cadus Corporation (a company engaged in the ownership and licensing of yeast-based drug discovery technologies) since July 2010; and as a director of Motricity, Inc. (a mobile data solutions provider) since January 2010. He also serves as a member of Motricity’s Nominating and Governance, Audit and Strategic Alternatives Committees. Additionally, he serves as a director and a member of the Compensation Committee of American Railcar Industries, Inc. (a company that is primarily engaged in the business of manufacturing covered hopper and tank railcars) since January 2007. Prior to that, Mr. Icahn served on the board of directors of HowStuffWorks.com, an internet website acquired by Discovery Communication in 2007. He received a B.A. from Princeton University and has experience with technology companies, both as a board member and as a founder.

Mr. Icahn was appointed to the Board pursuant to an agreement dated as of July 7, 2010, between the Company and certain investment funds managed by Carl C. Icahn. Mr. Icahn serves on our Board of Directors as a designee of Carl Icahn and his affiliated entities.

Key Attributes, Experience and Skills:

As an employee of Icahn Capital LP and his affiliated investment funds, Mr. Icahn brings significant finance and investment experience to the Board. He has served on a number of public and private boards, which have provided him with a broad understanding of the operational, financial and strategic issues facing public and private companies. His experience as a portfolio manager and investment analyst also provides him with strong skills in dealing with financial matters.

Roger Meltzer, Director, Age 61

Roger Meltzer has been a director since December 2000. Mr. Meltzer has practiced corporate and securities law for more than 30 years, representing clients in a range of finance transactions, including mergers, acquisitions and dispositions, public offerings and public and private placements of debt and equity securities. In February 2007, Mr. Meltzer joined the law firm of DLA Piper LLP (US) as a partner, Global Chair of the Corporate and Finance practice, and a member of the firm’s executive committee. Mr. Meltzer is now a member of the Global Board of DLA Piper and will become a co-chair of DLA Piper LLP (US) on January 1, 2013. Prior to February 2007, he was a partner and a member of the executive committee of the law firm of Cahill Gordon & Reindel LLP.

Key Attributes, Experience and Skills:

The Company values the significant legal and financial expertise Mr. Meltzer brings to the Board through his extensive experience in corporate and securities laws. In addition, the Board values Mr. Meltzer’s experience as the Company continues to grow through strategic acquisitions. Finally, as the long-time legal advisor to the Company, Mr. Meltzer brings in-depth knowledge about the Company’s history to the Board.

Scott M. O’Neil, Director, Age 42

Scott M. O’Neil has been a director since January 2012. From July 2008 to September 2012, Mr. O’Neil was the President of Madison Square Garden (“MSG”) Sports. From 2005 to July 2008, Mr. O’Neil was the Senior Vice President for the National Basketball Association. Mr. O’Neil holds an undergraduate degree in marketing from Villanova University and a masters of business administration degree from the Harvard Business School.

Key Attributes, Experience and Skills:

Mr. O’Neil is known and recognized for his brand-building and marketing expertise. During his tenure at MSG, Mr. O’Neil drove an unprecedented level of marketing partnerships with industry leading brands. Mr. O’Neil’s strong background in marketing, sales and business operations makes him a valuable contributor to the Board of a consumer packaged goods company.

David Schechter, Director, Age 37

David Schechter has been a director of the Company since July 2010 and is a member of the Compensation Committee. He is currently responsible for co-executing a small/mid-cap investment strategy across all industries as a Portfolio Manager of the Sargon Portfolio for Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds. Prior to April 2010, Mr. Schechter served as a Managing Director for Icahn Capital LP and in a variety of investment advisory roles for Mr. Icahn since 2004, providing investment and strategic advice across multiple industries, asset classes, and geographies. Mr. Schechter serves: as a director and a member of the Compensation Committee of Federal-Mogul Corporation (an automotive parts supplier); as a director of Mentor Graphics Corporation (a manufacturer of electronic hardware and software design solutions); and as a director of WebMD Health Corp. (an online health information provider). Mr. Schechter previously served as a director of WCI Communities, Inc. (a homebuilding company), BKF Capital Group, Inc. (an investment advisory business), Westpoint International, Inc. (a manufacturer of bed and bath home-fashion products) and XO Holdings, Inc. (a telecommunications services provider). With respect to each company mentioned above, Carl C. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Prior to joining Mr. Icahn in January 2004, Mr. Schechter served as a Vice President of Global Special Situations at Citigroup, a unit responsible for making proprietary investments in distressed situations. Mr. Schechter received a B.S. in Economics, cum laude, from the Wharton School at the University of Pennsylvania in May 1997.

Mr. Schechter was appointed to the Board pursuant to an agreement dated as of July 7, 2010 between the Company and certain investment funds managed by Carl C. Icahn. Mr. Schechter serves on our Board of Directors as a designee of Carl Icahn and his affiliated entities.

Key Attributes, Experience and Skills:

Mr. Schechter brings significant finance and investment experience to the Board. He has served on a number of public and private boards, which have provided him with a broad understanding of the operational, financial and strategic issues facing public and private companies.

Lawrence S. Zilavy, Director, Age 61

Lawrence S. Zilavy has been a director since November 2002 and is the chairperson of the Audit Committee and a member of the Compensation Committee. Since September 2009, Mr. Zilavy has been employed by a private family investment and philanthropic office. From May 2006 until September 2009, Mr. Zilavy served as Senior Vice President of Barnes & Noble College Booksellers, Inc. Mr. Zilavy was Executive Vice President, Corporate Finance and Strategic Planning for Barnes & Noble, Inc. from May 2003 to November 2004 and was Chief Financial Officer of Barnes & Noble, Inc. from June 2002 through April 2003. Prior to joining Barnes & Noble, Inc., Mr. Zilavy worked as a banker for 25 years. Mr. Zilavy is currently a director of GameStop Corp. and the non-profit organization The Harlem School of the Arts. During the last five years, Mr. Zilavy also served as a director of Barnes & Noble, Inc.

Key Attributes, Experience and Skills:

Mr. Zilavy has significant executive-level experience in a large retail company and experience on public company boards, which, together with his nearly 25 years of experience as a banker, has provided him with strong finance expertise, operating and governance skills.

BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE

The Board of Directors

The primary responsibility of the Board of Directors is to foster our long-term success, consistent with its fiduciary duty to our stockholders. In addition, the Board has responsibility for establishing broad corporate policies and overseeing our direction, affairs and management.

Director Independence

A majority of the Board, consisting of Ms. Hahn, and Messrs. Alperin, Berke, Futterman, Icahn, Meltzer, O’Neil, Schechter, Schiliro, and Zilavy, are “independent directors” as defined in the listing standards of the NASDAQ Global Select Market (“NASDAQ”). In addition, Mr. Heyer is independent as defined in such standards. Mr. Simon was determined not to be independent because he is our President and CEO.

Board Meetings and Attendance

The Board typically holds regular meetings at least once every quarter and holds special meetings when necessary. During the 2012 fiscal year, the Board held ten meetings. We expect directors to attend Board meetings, the Annual Meeting of Stockholders, and meetings of the Committees on which they serve. All directors standing for re-election attended at least 75% of the meetings of the Board and of the committees on which they served during the fiscal year. All of the directors standing for re-election attended our 2011 Annual Meeting of Stockholders.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board has no policy with respect to the need to separate or combine the offices of Chairman of the Board and CEO of the Company. The Board believes that stockholders are best served if the Board retains flexibility to decide what leadership structure works best for the Company based on the facts and circumstances existing from time to time. Mr. Simon currently serves as our Chairman of the Board, President and CEO. Mr. Simon has been our President and CEO and a director since our inception and is our founder. As a result, Mr. Simon possesses a great depth of knowledge and experience regarding the Company, its business and the natural and organic products industry. Mr. Simon was appointed Chairman of the Board of Directors in April 2000. During his tenure as Chairman and CEO, Mr. Simon has consistently demonstrated that his service in this combined capacity has fostered timely and clear communication with both the Board and Company management regarding significant issues facing the Company, effective decision-making, clear accountability and efficient execution of business strategies and plans. The Board believes that given the knowledge, experience and performance described above, it is in the best interests of the Company and its stockholders for Mr. Simon to continue to serve in a position that provides unified leadership and focus to both the Board and Company management, as well as a uniform voice to constituencies outside of the Company. Additionally, pursuant to Mr. Simon’s employment agreement, we have agreed that so long as he is a member of our Board he will serve as Chairman of the Board unless he and the Company determine otherwise. If he is not re-appointed as Chairman of the Board, he will be entitled to terminate his employment with the rights and entitlements available to him under his employment agreement as if his employment was terminated by him for good reason.

The Board currently does not have a lead independent director. Mr. Alperin, as chairperson of the Corporate Governance and Nominating Committee, presides over meetings of non-management directors and of independent directors. The Company does not have a lead independent director because the Board believes that it is currently best served without designating a single lead independent director. Of the ten directors standing for election, nine are independent under the NASDAQ listing standards and each of the Audit, Compensation and the

Corporate Governance and Nominating Committees is composed solely of independent directors. In addition, the Board and each of these committees have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. The Board also holds regularly scheduled executive sessions of only non-management directors in order to promote discussion among the non-management directors and assure independent oversight of management.

Board Role in Risk Oversight

Management is responsible for the Company’s day-to-day risk management and the Board’s role is to engage in informed oversight of and provide direction with respect to such risk management. In its oversight role regarding risk management, the Board focuses on understanding the nature of our enterprise risks, including risk in our operations, finances and the strategic direction of the Company and reviews and approves the Company’s Annual Operating Plan. The Annual Operating Plan addresses, among other things, the risks and opportunities facing the Company. The Board receives regular updates regarding the Company’s progress against its Annual Operating Plan and reviews quarterly updates regarding the related risks and opportunities. The Board maintains control over significant transactions and decisions that require Board approval for certain corporate actions (including material acquisitions or divestitures).

The Board has delegated certain risk management oversight responsibilities to the Audit Committee and the Compensation Committee.

As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s policies and guidelines regarding risk assessment and risk management as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures.

The Compensation Committee reviews the risk and reward structure of executive compensation plans, policies and practices. Considered in this review are program attributes deemed to help mitigate risk, including: (i) the use of multiple performance measures, balanced between short- and long-term objectives; (ii) the Compensation Committee’s application of judgment when determining individual payouts; (iii) the presence of individual payout caps under plans and programs; and (iv) the Compensation Committee’s ability to clawback incentive compensation based on erroneous financial statements caused by misconduct.

Executive Sessions

Non-management directors meet in executive session at each regularly scheduled meeting of the Board of Directors without any members of management present. In addition, independent directors typically meet at each regularly scheduled meeting of the Board of Directors. Mr. Alperin, as chairperson of the Corporate Governance and Nominating Committee, presides over meetings of non-management directors and of independent directors.

Director Elections

All directors stand for election annually. Voting is not cumulative.

Committees of the Board

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. All committee members of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee are independent directors, as defined in the applicable rules for companies traded on the NASDAQ. The Board of Directors has adopted a written charter for each of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee, a current copy of which is available on our website at www.hain-celestial.com under Investor Relations—Corporate Governance. The members of the committees are identified in the table below.

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Irwin D. Simon	—	—	—
Barry J. Alperin	✓	—	Chair
Richard C. Berke	—	Chair	—
Jack Futterman	✓	✓	—
Marina Hahn	—	—	✓
Brett Icahn	—	—	—
Roger Meltzer	—	—	—
Scott M. O’Neil	—	—	—
David Schechter	—	✓	—
Lewis D. Schiliro	—	—	✓
Lawrence S. Zilavy	Chair	✓	—

The Audit Committee.

The Audit Committee’s principal duties include appointing, retaining and terminating our registered independent accountants, overseeing the work of and evaluating the independence of the registered independent accountants, reviewing with the registered independent accountants their reports as well as oversight responsibilities with respect to our financial statements, disclosure practices, accounting policies, procedures and internal controls.

Our Audit Committee is composed of Messrs. Alperin, Futterman, and Zilavy, with Mr. Zilavy acting as chairperson. The Board has determined that each member of the Audit Committee (1) is “independent” as defined by applicable SEC rules and the listing standards of NASDAQ, (2) has not participated in the preparation of our financial statements or those of any of our current subsidiaries at any time during the past three years, and (3) is able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. In addition, the Board has determined that each of Messrs. Alperin, Futterman and Zilavy, is an “audit committee financial expert” as defined by applicable SEC rules. Audit Committee members are not permitted to serve on the audit committees of more than two other public companies. During fiscal year 2012, our Audit Committee held seven meetings. See “Report of the Audit Committee.”

The Compensation Committee.

The Compensation Committee’s duties include reviewing our compensation strategy on an annual basis to ensure that such strategy supports our objectives and stockholder interests and that executive officers are rewarded in a manner consistent with such strategy. The Compensation Committee is also responsible for, among other things, reviewing and approving annual and long-term goals and financial objectives relevant to executive officer compensation, evaluating the performance of the executive officers in light of these goals and objectives, approving the annual and long-term compensation awards for our executive officers, except to the extent that such awards are equity awards, then such awards are recommended by the Compensation Committee to the independent members of the Board for their approval, and reviewing and assessing the management succession plan for the CEO and other executive officers.

Our Compensation Committee is composed of Messrs. Berke, Futterman, Schechter and Zilavy, with Mr. Berke acting as chairperson. The Board has determined that each member of the Compensation Committee is “independent” as defined by the listing standards of NASDAQ. During fiscal year 2012, the Compensation Committee held nine meetings.

The Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee’s duties include, among other things, identifying individuals qualified to serve on the Board, recommending to the Board persons to be nominated for election as directors at the annual meeting of the stockholders or to be appointed by the Board to fill an existing or newly created vacancy on the Board, identifying and recommending members of the Board to serve on each Board committee and to serve as chairman thereof, reviewing, on an annual basis, the charters of the committees of the Board and the Company’s Corporate Governance Guidelines and recommending any changes to the Board, overseeing the evaluation by the Board of itself and its committees, and identifying and recommending to the Board individuals to serve as officers of the Company.

Our Corporate Governance and Nominating Committee is composed of Ms. Hahn and Messrs. Alperin and Schiliro, with Mr. Alperin acting as chairperson. The Board has determined that each member of the Corporate Governance and Nominating Committee is “independent” as defined in the listing standards of NASDAQ. During fiscal year 2012, the Corporate Governance and Nominating Committee held five meetings.

The Corporate Governance and Nominating Committee’s charter provides that the Committee shall consider written proposals for director nominees from stockholders in accordance with our Corporate Governance Guidelines and our By-Laws. The Committee will consider candidates recommended by stockholders, and a stockholder wishing to submit a recommendation should send a letter to our Corporate Secretary at The Hain Celestial Group, Inc., 58 South Service Road, Melville, NY 11747. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation” and, in order to be considered for the 2012 Annual Meeting of Stockholders, must be received by us no later than June 7, 2013. The letter must identify the author as a stockholder, demonstrate evidence of ownership, provide a complete listing of the candidate’s qualifications to serve on the Board, the candidate’s current principal occupation, most recent five-year employment history, current directorships and a statement that the proposed nominee has consented to the nomination, as well as contact information for both the candidate and the author of the letter. For more information regarding stockholder communications with our Board of Directors, see “Stockholder Proposals and Other Communications.”

When considering potential director nominees, the Corporate Governance and Nominating Committee reviews desired experience, skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board. To be considered by the Corporate Governance and Nominating Committee, a director nominee must have experience as a board member or senior officer of a company in the natural food or other related industries or have a strong financial background and be a leading participant in another field related to our business or have achieved national prominence in a relevant field as a faculty member, professional or government official. In addition to these minimum requirements, the Corporate Governance and Nominating Committee evaluates director candidates based on a number of qualifications, including displayed ethical standards, integrity, sound business judgment, independence, knowledge, judgment, leadership skills, education, experience, financial literacy, standing in the community and a willingness to devote adequate time to Board duties. Although we do not have a formal policy regarding diversity, the Corporate Governance and Nominating Committee seeks to include members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company. Consistent with past practices, the Board is committed to a strong and diverse membership and to a thorough process to identify those individuals who can best contribute to the Company’s continued success.

The Board of Directors and the Corporate Governance and Nominating Committee begin the process of identifying and evaluating director nominees by seeking recommendations from a wide variety of contacts, including current executive officers and directors, and industry, academic and community leaders. The Board or the Committee may retain a search firm to identify and screen candidates, conduct reference checks, prepare biographies for review by the Committee and the Board and assist in scheduling interviews. The Committee and one or more of our other directors will interview candidates, and the Committee selects nominees that best suit our needs.

Website Access to Corporate Governance Documents

We have adopted a “Code of Ethics” as defined in the regulations of the SEC which applies to all of our directors and employees, including our principal executive officer and principal financial officer. Copies of the charters for the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, as well as the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, are available free of charge on our website at www.hain-celestial.com or by writing to Investor Relations, The Hain Celestial Group, Inc., 58 South Service Road, Melville, New York 11747. The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any of our other filings made with the SEC.

Compensation of Directors

Each year, our Board of Directors and the Compensation Committee of the Board review and determine compensation for our non-employee directors. The Compensation Committee and our Board believe that compensation should fairly compensate non-employee directors for work required in a company of our size and scope. Mr. Simon did not receive any compensation for his Board service. As detailed below, our non-employee directors receive cash compensation as well as restricted stock.

Stock Ownership Guidelines — The Board strongly believes that the directors should have a meaningful ownership interest in the Company and, to that end, has implemented stock ownership guidelines for our directors. The ownership guidelines require directors to own a minimum of 8,000 shares of Hain Celestial common stock within the later of five years after a director is first elected to the Board or five years after the implementation of the guidelines. All directors are currently in compliance with the guidelines or are expected to meet the stock ownership guidelines within the five year period.

2012 Director Compensation

Name	Fees Earned or Paid in Cash (1)	Stock Awards	Total
Barry J. Alperin (2)	$58,000	$141,360	$199,360
Richard C. Berke (2)	$63,000	$141,360	$204,360
Jack Futterman (2)	$53,000	$141,360	$194,360
Marina Hahn (2)	$53,000	$141,360	$194,360
Brett Icahn (2)	$53,000	$141,360	$194,360
Roger Meltzer (2)	$53,000	$141,360	$194,360
Scott O’Neil (3)	$26,500	$171,200	$197,700
David Schechter (2)	$53,000	$141,360	$194,360
Lewis D. Schiliro(2)	$53,000	$141,360	$194,360
Lawrence S. Zilavy (2)	$63,000	$141,360	$204,360

(1)	On November 17, 2011, the Compensation Committee determined that each non-employee director will continue to receive cash compensation of $53,000 per annum. In addition, the chairpersons of the Audit Committee and the Compensation Committee will each receive additional cash compensation of $10,000 per annum and the chairperson of the Corporate Governance and Nominating Committee will receive additional cash compensation of $5,000 per annum for their increased responsibilities.
(2)	On November 17, 2011, the Compensation Committee recommended, and the Board approved, with a grant date of November 18, 2011, a grant of 4,000 shares of restricted common stock to each of the Company’s non-employee directors for service as a director. These shares will vest annually over 3 years. The grant date fair value of these awards computed in accordance with Accounting Standards Codification (“ASC”) Topic 718 was $141,360. Please see Note 12 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 for more information.

(3)	Mr. O’Neil was appointed to the Board on January 12, 2012. On March 15, 2012, the Compensation Committee recommended, and the Board approved, a grant of 4,000 shares of restricted common stock to Mr. O’Neil for service as a director. These shares will vest annually over 3 years. The grant date fair value of these awards computed in accordance with ASC Topic 718 was $171,200. Please see Note 12 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 for more information.

Year End Outstanding Equity Awards

The table below shows the aggregate number of shares of common stock, unvested restricted stock and vested stock options held by each non-employee director as of June 30, 2012. No director holds any unvested stock options. See the “Ownership of Common Stock by Management and Certain Beneficial Owners” table for information about the holdings of the non-employee directors as of the record date.

Name	Common Stock	Unvested Restricted Common Stock	Vested Stock Options	Total
Barry J. Alperin	8,666	11,834	15,500	36,000
Richard C. Berke	10,014	7,666	—	17,680
Jack Futterman	64,500	8,750	50,500	123,750
Marina Hahn	16,067	8,667	15,500	40,234
Brett Icahn	1,167	6,333	—	7,500
Roger Meltzer	1,167	7,500	—	8,667
Scott O’Neil	—	4,000	—	4,000
David Schechter	1,167	6,333	—	7,500
Lewis D. Schiliro	10,167	7,833	—	18,000
Lawrence S. Zilavy	10,167	7,833	15,500	33,500

PROPOSAL NO. 2

ADVISORY VOTE REGARDING THE COMPENSATION OF THE COMPANY’S NAMED

EXECUTIVE OFFICERS

We believe that both the Company and stockholders benefit from responsive corporate governance policies. Recognizing the interest our stockholders expressed in an advisory vote on the compensation of our NEOs, since 2009 the Company has provided its stockholders an annual advisory vote on executive compensation. Since 2011, Section 14A of Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires us to provide our stockholders with a non-binding advisory vote to approve the compensation of our NEOs (“Say on Pay Proposal”) as disclosed in this proxy statement.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” we believe that our compensation policies and procedures align with the long-term interests of our stockholders. The Company’s compensation program is guided by the philosophy that total executive compensation should vary based on achievement of goals and objectives, both individual and corporate, and should be focused on long-term strategies to build stockholder value. The Compensation Committee acts diligently to provide compensation opportunities that are competitive and that emphasize performance with a long-term perspective. We believe that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

For the reasons stated above, the Board of Directors recommends that our stockholders vote in favor of the following Say on Pay Proposal:

Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosures in this proxy statement.

Because your vote is advisory, it is not binding on the Company or the Board. However, the Compensation Committee values the opinions that our stockholders express in their votes. The Compensation Committee will review the results of the stockholder votes on the Say on Pay Proposal and consider whether to recommend any changes or modifications to the Company’s executive compensation policies and practices as a result of such votes.

The Board of Directors recommends that you vote, on an advisory basis, “FOR” this proposal.

PROPOSAL NO. 3

APPROVAL OF THE AMENDMENT OF THE AMENDED AND RESTATED

2002 LONG TERM INCENTIVE AND STOCK AWARD PLAN

General

We are asking our stockholders to approve the amendment of our Amended and Restated 2002 Long Term Incentive and Stock Award Plan (the “2002 Plan”) to increase the maximum number of shares authorized for issuance under the 2002 Plan by 1,250,000 shares, to a total of 12,000,000 shares, and to approve the material terms of performance goals under the 2002 Plan for purposes of deductibility under Section 162(m) of the Internal Revenue Code (the “Code”).

The 2002 Plan, as amended, was approved by our stockholders at our Annual Meeting of Stockholders held on November 17, 2011. Currently, there are an aggregate of 10,750,000 shares of common stock authorized for issuance under the existing 2002 Plan, of which, as of June 30, 2012, 3,515,648 shares were available for grant.

The following table provides the number of shares subject to outstanding awards and the number of shares available for future grants under company plans and programs as of June 30, 2012.

Number of Stock Options Outstanding	2,580,433
Weighted Average Exercise Price	$18.00
Weighted Average Remaining Term (in years)	3.1
Number of Stock Awards Outstanding (restricted stock and units):	487,409
Number of Shares Remaining for Future Grant:
2000 Directors Stock Plan	50,795
Amended and Restated 2002 Long Term Incentive and Stock Award Plan	3,515,648
Common Shares Outstanding (as of September 20, 2012)	45,189,955

There are no other shares remaining available for grant under any other plans or programs of the Company except as identified in the table above. If the proposal to amend the 2002 Plan is approved, the total number of shares available for new awards will be increased by 1,250,000 shares to a total of 4,765,648 shares (subject to adjustment in the event of a stock split, stock dividend, recapitalization, merger, spin-off or other similar change or event involving the Company).

Shareholder approval is required in order to increase the number of shares under NASDAQ listing rules and therefore the terms of the 2002 Plan also require shareholder approval.

In addition, the Company is seeking shareholder approval of the material terms of performance goals under the 2002 Plan. Shareholder approval of such terms would preserve the Company’s ability to deduct compensation associated with future performance-based awards made under the 2002 Plan to certain executives. Section 162(m) of the Code limits the deductions a publicly-held company can claim for compensation in excess of $1 million paid in a given year to its chief executive officer and its three other most highly-compensated executive officers (other than its chief financial officer) (these officers are generally referred to as the “covered employees”). “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap. Stock options and stock appreciation rights qualify as performance-based compensation. Other awards that we may grant under the 2002 Plan may qualify as performance-based compensation if the payment, retention or vesting of the award is subject to the achievement during a performance period of performance goals selected by the Compensation Committee. The Compensation Committee retains the discretion to set the level of performance for a given performance measure under a performance-based award. For such awards to qualify as performance-based compensation, the shareholders must approve the material terms of the performance goals every five years.

Although the material terms of the 2002 Plan normally would not need approval until 2016, since the Company is already seeking shareholder approval for the increase in the number of shares, it determined also to seek approval of the material terms of the performance goals under the 2002 Plan at this time. For a discussion of the performance criteria for which approval is being sought, please see the discussion under “Performance Shares and Performance Units” below.

The 2002 Plan is designed to attract, retain and motivate qualified employees in order to achieve our long-term growth and profitability objectives, provide competitive levels of remuneration, recognize individual initiatives and achievements, link compensation to corporate performance and align the interests of our employees with the interests of our stockholders. The grants under the 2002 Plan are designed to promote the convergence of long-term interests between our key employees and our stockholders.

Our Board of Directors believes that increasing the number of shares issuable under the 2002 Plan is necessary to allow us to continue to utilize equity-based compensation awards to retain and attract the services of key individuals essential to our growth and success. Our employees are our most valuable asset and such awards are crucial to our ability to motivate individuals in our service to achieve our goals. Our Board of Directors believes that such equity incentives are necessary for us to remain competitive with regard to retaining and attracting qualified individuals. Additionally, the 2002 Plan enables participants to share in our future success. In furtherance of these objectives, the Board of Directors approved the amendment described above on October 3, 2012, subject to approval by the stockholders at the annual meeting.

The Company has registered with the SEC on a Form S-8 Registration Statement the shares of common stock currently issuable under the 2002 Plan. If this proposal is approved by our stockholders, the Board of Directors intends to cause the additional shares of common stock that will become available for issuance under the 2002 Plan to be registered on a Form S-8 Registration Statement to be filed with the SEC at the Company’s expense prior grant or vesting of any awards on such additional shares.

Overview

The 2002 Plan provides for the grant to eligible employees, consultants and directors of stock options, SARs, restricted shares, restricted share units (“RSUs”), performance shares, performance units, dividend equivalents and other share-based awards (the “Awards”). Each Award (other than a stock option or SAR) granted shall be deemed to equal 2.07 shares. Awards may be granted alone or in tandem with any other Award.

Summary of the 2002 Plan

The following is a summary of the material terms of the 2002 Plan, after giving effect to the proposed amendment. This summary does not purport to be a complete description of the 2002 Plan and is qualified in its entirety by reference to the full text of the 2002 Plan after giving effect to the proposed amendment, a copy of which is attached as Annex A to this proxy statement.

Purpose

The 2002 Plan is intended to advance the interests of the Company and our stockholders by providing a means to attract, retain, and motivate employees, consultants and directors, upon whose judgment, initiative and efforts the continued success, growth and development of the Company is dependent.

Eligibility

Employees of the Company, its subsidiaries and affiliates (including employees who are directors), directors of the Company and its subsidiaries and affiliates who are not employees and consultants to the Company are eligible to receive Awards under the 2002 Plan. Approximately 4,000 employees and nine non-employee directors are eligible to receive awards under the 2002 Plan. The Granting Authority (described below) has the authority to select the individuals to whom Awards will be made under the 2002 Plan.

Grants of Awards

Grants of Awards will be made by those directors who are non-employee directors within the meaning of Rule 16b-3 of the Exchange Act and outside directors within the meaning of Section 162(m) of the Code, provided that the Compensation Committee or such other committee designated by the Board (the “Committee”) shall have the authority to grant Awards on a quarterly basis to new hires. As used in this description, the term “Granting Authority” means such members of the Board or, with respect to quarterly grants, the Committee. The Granting Authority determines which eligible employees, consultants and directors receive Awards, the types of Awards to be received and the terms and conditions thereof. The Granting Authority has the authority to waive conditions relating to an Award or accelerate vesting of Awards.

The Granting Authority is permitted to delegate to officers or other directors of The Hain Celestial Group, Inc. the authority to perform administrative functions for the 2002 Plan and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Granting Authority may determine to the extent permitted under Rule 16b-3 of the Exchange Act and applicable law.

If an Award is intended to be qualified as performance-based compensation under Section 162(m) of the Code, the Granting Authority may not increase the amount of compensation payable if it would disqualify the Award under Section 162(m) of the Code.

Subject to the foregoing, the Committee generally has the authority to administer the 2002 Plan.

Shares Subject to the 2002 Plan and 2002 Plan Limits.

The aggregate number of shares of our common stock that are reserved for issuance in connection with Awards under the 2002 Plan is 10,750,000. Each Share subject to an Award (other than an Option or SAR) counts as 2.07 Shares for the purposes of the limit set forth in the preceding sentence. As of June 30, 2012, options to purchase 2,402,461 shares and unvested restricted shares and restricted stock units in the amount of 416,162 were outstanding under the 2002 Plan. As of June 30, 2012, a total of 3,515,648 shares remain available for future grant under the 2002 Plan. The amendments would increase the authorized number of shares by 1,250,000. As of June 30, 2012, options outstanding under the 2002 Plan have per share exercise prices ranging from $11.76 to $30.35, or a weighted average per share price of $18.00.

Additionally, the 2002 Plan limits the number of shares that may be awarded to any one individual in a calendar year to 1,000,000 shares in the form of Options or SARS, and 800,000 shares in the form of performance shares, performance units, restricted shares or RSUs that are intended to qualify as performance based compensation under Section 162(m) of the Code.

If an Award is forfeited, canceled, terminated, exchanged or surrendered or such Award is settled in cash or otherwise terminates without a distribution of Shares to the participant, the shares subject to the Award are returned to the available pool of shares reserved for issuance under the 2002 Plan. However, shares used to pay the exercise price of an Option or withheld to satisfy any tax withholding obligations are not added back to the pool of shares reserved for future issuance. Additionally, the number of shares subject to a SAR will upon exercise of the SAR be counted as used against the pool of shares reserved for issuance, even if a fewer number of shares are actually issued in settlement of the exercise of the SAR.

Stock Options

A stock option is the right to acquire shares of our common stock at a fixed exercise price for a fixed period of time. Under the 2002 Plan, the Granting Authority may grant incentive stock options (“ISOs”) (which entitle employees to more favorable tax treatment) and/or nonqualified stock options.

The Granting Authority is authorized to set the terms relating to a stock option, including exercise price, which shall not be less than the fair market value on the date of grant, and the time and method of exercise. The term of an Option shall not exceed seven years from the date of grant. ISOs may only be granted to employees of The Hain Celestial Group, Inc. or its subsidiaries. Once granted, the exercise price of a stock option may not be repriced without stockholder approval. Further, once granted, a stock option may not be exchanged (except in the case of a corporate transaction or event that is subject to the anti-dilution provisions of the 2002 Plan), as such an exchange would be considered to be a repricing and would therefore require stockholder approval.

Stock Appreciation Rights

A Stock Appreciation Right (a “SAR”) generally entitles the participant, upon exercise, to receive from the Company an amount equal to the excess of the fair market value of the shares over the exercise price of the SAR set by the Granting Authority as of the date of grant, which shall not be less than fair market value. Payment with respect to SARs may be made in cash or shares of common stock as determined by the Committee. Once granted, the exercise price of a SAR may not be repriced without stockholder approval. Further, once granted, a SAR may not be exchanged (except in the case of a corporate transaction or event that is subject to the anti-dilution provisions of the 2002 Plan), as such an exchange would be considered to be a repricing and would therefore require stockholder approval.

Restricted Stock and Restricted Stock Units

Awards of restricted shares are subject to such restrictions on transferability and other restrictions, if any, as the Granting Authority may impose. Such restrictions will lapse under circumstances as the Granting Authority may determine, including upon the achievement of performance criteria referred to below. Except as otherwise determined by the Committee, eligible employees granted restricted shares will have all of the rights of a stockholder, including the right to vote restricted shares and receive dividends thereon, and unvested restricted shares will be forfeited upon termination of service during the applicable restriction period.

A RSU entitles the holder thereof to receive shares of common stock or cash at the end of a specified deferral period. RSUs also are subject to such restrictions as the Granting Authority may impose. Such restrictions will lapse under circumstances as the Granting Authority may determine, including upon the achievement of performance criteria referred to below. Except as otherwise determined by the Committee, RSUs subject to deferral or restriction will be forfeited upon termination of employment during any applicable deferral or restriction period.

Performance Shares and Performance Units

Performance shares and performance units provide for future issuance of shares or payment of cash, respectively, to the recipient upon the attainment of corporate performance goals established by the Granting Authority over specified performance periods. Except as otherwise determined by the Committee, performance shares and performance units will be forfeited upon termination of service during any applicable performance period. Prior to payment of performance shares or performance units, the Granting Authority will certify that the performance objectives were satisfied. Performance objectives may vary from person to person and will be based upon one or more of the following performance criteria as the Granting Authority may deem appropriate: share price; earnings per share; return to shareholders (including dividends); return on equity; revenues; sales; sales by category, brand, territory or geography; unit growth; customer growth (including new customers and increased sales to existing customers); EBITDA or EBIT; operating income or operating profit; net income; gross margin; operating margin; return on capital or return on invested capital; economic value added; economic profit; cash flows; cash flow from operations; market share; inventory levels; inventory days outstanding; consumption; size of line in total or by category or type; consumer and strategic investments; advertising, brand and product innovation; research and development; costs; managing commodity costs; capital expenditures; working capital; net fixed assets; accounts receivable; days sales outstanding; period overhead; expenses; productivity; market capitalization; customer satisfaction; pro forma net income; return on equity; return on designated assets; expenses; free cash flow; cash flow return on investment; net profit margin; cash conversion cycle; and service levels. The performance objectives may be determined by reference to the performance of the Company, or of a subsidiary or affiliate, or of a division or unit of any of the foregoing. The Granting Authority may revise performance objectives if significant events occur during the performance period which the Granting Authority expects to have a substantial effect on such objectives.

Dividend Equivalents

Dividend equivalents granted under the 2002 Plan entitle the holder thereof to receive cash, shares of common stock or other property equal in value to dividends paid with respect to a specified number of shares of common stock. Dividend equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis. The Granting Authority is also authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated in, valued in, or otherwise based on, shares of common stock, as deemed by the Granting Authority to be consistent with the purposes of the 2002 Plan.

Clawback

If the Company is required to prepare an accounting restatement to correct an accounting error included in a report on Form 10-Q or 10-K caused by the misconduct of a participant, such participant shall return to the Company, or forfeit if not paid, any Award arising out of the misconduct.

Nontransferability

Awards (except for vested shares) will generally not be transferable by the participant other than by will or the laws of descent and distribution and will be exercisable during the lifetime of the participant only by such participant or his or her guardian or legal representative. A nonqualified stock option may be transferred by gift to a family member of the participant or a trust or other entity for their benefit.

Capital Structure Changes

If the Granting Authority determines that any dividend, recapitalization, share split, reorganization, merger, consolidation, spin-off, repurchase, or other similar corporate transaction or event affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of eligible participants under the 2002 Plan, then the Granting Authority shall make such equitable changes or adjustments as it deems appropriate, including adjustments to (i) the number and kind of shares which may thereafter be issued under the 2002 Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards and (iii) the exercise price, grant price or purchase price relating to any Award.

Amendment and Termination

The 2002 Plan may be amended, suspended or terminated by our Board of Directors at any time, in whole or in part. The Board may seek the approval of any amendment or modification by the Company’s stockholders to the extent it deems necessary or advisable in its discretion for purposes of compliance with Section 162(m) or Section 422 of the Code, the listing requirements of the applicable exchange or securities market or for any other purpose. Except as may be required to comply with Section 409A of the Code, no amendment or modification of the Plan or any Award shall adversely affect any Award theretofore granted without the consent of the participant or the permitted transferee of the Award.

Effective Date and Term

If approved, the 2002 Plan shall be effective as of November 15, 2012. Notwithstanding the foregoing, the adoption of the 2002 Plan is expressly conditioned upon the approval of our stockholders. Unless earlier terminated, the 2002 Plan will terminate as to future awards on November 15, 2022. If the Amended 2002 Plan is not approved, the existing 2002 Plan shall remain in effect.

Federal Income Tax Consequences

The following is a brief summary of the general federal income tax consequences to U.S. taxpayers and the Company with respect to the grant, vesting and exercise of Awards granted under the 2002 Plan. This summary does not purport to be complete and does not discuss the tax consequences of a participant’s death, the tax consequences of an award that is subject to but does not satisfy the deferred compensation rules of Section 409A of the Code, or the tax laws of any locality, state or foreign country in which the participant may reside. Tax consequences for any particular individual may be different.

Stock Options

In general, the grant of a stock option will not be a taxable event to the recipient and it will not result in a deduction to us. The tax consequences associated with the exercise of a stock option and the subsequent disposition of shares of common stock acquired on the exercise of such option depend on whether the stock option is a nonqualified stock option or an ISO.

Upon the exercise of a nonqualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares of common stock received upon exercise over the exercise price. We will generally be entitled to a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the shares of common stock will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of common stock.

Generally, a participant will not recognize ordinary taxable income at the time of exercise of an ISO and no deduction will be available to us, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of disability or death). If an ISO granted under the 2002 Plan is exercised after these periods, the exercise will be treated for federal income tax purposes as the exercise of a nonqualified stock option.

If shares of common stock acquired upon exercise of an ISO are sold or exchanged more than one year after the date of exercise and more than two years after the date of grant of the option, any gain or loss will be long-term capital gain or loss. If shares of common stock acquired upon exercise of an ISO are disposed of prior to the expiration of these one-year or two-year holding periods (a “Disqualifying Disposition”), the participant will recognize ordinary income at the time of disposition, and we will generally be able to claim a deduction, in an amount equal to the excess of the fair market value of the shares of common stock at the date of exercise over the exercise price. Any additional gain to the participant will be treated as capital gain, long-term or short-term, depending on how long the shares of common stock have been held. Where shares of common stock are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the shares of common stock have been held.

If an option is exercised through the use of shares of common stock previously owned by the participant, such exercise generally will not be considered a taxable disposition of the previously owned shares and, thus, no gain or loss will be recognized with respect to such previously owned shares upon such exercise. The amount of any built-in gain on the previously owned shares generally will not be recognized until the new shares acquired on the option exercise are disposed of in a sale or other taxable transaction.

Although the exercise of an ISO as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant’s alternative minimum taxable income and may result in an alternative minimum tax liability.

Restricted Stock

A participant who receives shares of restricted stock will generally recognize ordinary income at the time that they “vest” (i.e., either when they are not subject to a substantial risk of forfeiture or when they are freely transferable). The amount of ordinary income so recognized will generally be the fair market value of the common stock at the time the shares vest, less the amount, if any, paid for the stock. This amount is generally deductible for federal income tax purposes by us. Dividends paid with respect to common stock that is nonvested will be ordinary compensation income to the participant (and generally deductible by us). Any gain or loss upon a subsequent sale or exchange of the shares of common stock, measured by the difference between the sale price and the fair market value on the date the shares vest, will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of common stock. The holding period for this purpose will begin on the date following the date the shares vest.

In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the participant will recognize as income the fair market value of the restricted stock at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and we will generally be entitled to a corresponding deduction. Dividends paid with respect to shares as to which a proper Section 83(b) election has been made will not be deductible to us. If a Section 83(b) election is made and the restricted stock is subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

SARs and Other Awards

With respect to SARs, RSUs, performance shares, performance units, dividend equivalents and other Awards under the 2002 Plan not described above, generally, when a participant receives payment with respect to any such Award granted to him or her under the 2002 Plan, the amount of cash and the fair market value of any other property received will be ordinary income to such participant and will be allowed as a deduction for federal income tax purposes to us.

Payment of Withholding Taxes

We may withhold, or require a participant to remit to us, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with Awards under the 2002 Plan.

Deductibility Limit on Compensation in Excess of $1 Million

Section 162(m) of the Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, certain compensation otherwise deductible in connection with Awards granted under the 2002 Plan) by a public company to a “covered employee” (i.e., the chief executive officer and any of the three other most highly compensated executive officers except for the chief financial officer) to no more than $1 million. Amounts payable upon exercise of stock options and SARs, which were granted at an exercise price of not less than fair market value at their date of grant, as well as amounts payable solely upon satisfaction of performance objectives specified in the Plan and selected by the Granting Authority, are generally exempt from the $1 million deduction limitation of Section 162(m).

New Plan Benefits

The amount of benefits payable in the future under the 2002 Plan is not currently determinable. However, for illustrative purposes, the following table represents the number of shares of stock, restricted stock and RSUs which were granted to the following individuals and groups under the 2002 Plan during the fiscal year ended June 30, 2012:

Name and position	Dollar value ($)	Number of shares of stock, restricted stock or RSUs
Irwin D. Simon	$2,612,105	76,986
Ira J. Lamel	$477,828	14,093
John Carroll	$587,772	17,279
Denise M. Faltischek	$217,093	6,263
Michael J. Speiller	$223,694	6,476
Executive Group	$4,118,492	121,097
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	$4,757,366	137,826

The Company did not grant any options during the fiscal year ended June 30, 2012.

Equity Compensation Plan Information

The following table sets forth certain information, as of June 30, 2012, concerning shares of common stock authorized for issuance under all of the Company’s equity compensation plans.

	(A)	(B)	(C)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (A)) (1)
Equity compensation plans approved by security holders	2,580,433	$18.00	3,566,443
Equity compensation plans not approved by security holders	None	None	None
Total	2,580,433	$18.00	3,566,443

(1)	Of the 3,566,443 shares available for future issuance under our equity compensation plans as of June 20, 2012, 3,515,648 shares are available for grant under the 2002 Plan and 50,795 shares are available for grant under the 2000 Directors Stock Plan.

Recommendation of the Board of Directors

The Board of Directors believes that approval of the amendment of the 2002 Plan is in our best interest, as well as the best interest of our stockholders and employees, because the granting of equity awards promotes the convergence of long-term interests between our key employees and our stockholders, as the value of such awards granted will increase or decrease with the value of our common stock. In addition, the ability to grant Awards will assist us in continuing to attract and retain the services of outstanding management and will enable us to use this type of long-term incentive compensation at levels commensurate with our peers while conserving our cash resources. The Board of Directors approved the amendment of the 2002 Plan. In the event the stockholders fail to approve the amendment to the 2002 Plan, the 2002 Plan will continue in operation pursuant to its terms with no change to the number of shares authorized for issuance under the plan.

The Board of Directors recommends that you vote “FOR” the approval of the amendment of our Amended and Restated 2002 Long Term Incentive and Stock Award Plan.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF REGISTERED

INDEPENDENT ACCOUNTANTS

It is the practice of the Board of Directors to designate an accounting firm to serve as our registered independent accountants. The Audit Committee has recommended that Ernst & Young LLP be selected to audit our financial statements for the fiscal year ending June 30, 2013 and the Board of Directors has approved the selection of Ernst & Young LLP. Ernst & Young LLP has audited our financial statements since 1994.

The Audit Committee reviews and approves the audit and non-audit services to be provided by our registered independent accountants during the year, considers the effect that performing those services might have on audit independence and approves management’s engagement of our registered independent accountants to perform those services.

If the stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different registered independent accountant at any time during the year if it is determined that such a change would be in the best interest of the Company and its stockholders.

Ernst & Young LLP expects to have a representative at our annual meeting who will have the opportunity to make a statement and will be available to respond to questions, as appropriate.

The Board of Directors recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our registered independent accountants for our fiscal year ending June 30, 2013.

Fees Billed to the Company by Ernst & Young LLP

The following table sets forth the fees accrued or paid to the Company’s independent registered public accounting firm, Ernst & Young LLP, during the fiscal years ended June 30, 2012 and June 30, 2011.

Audit and Non-Audit Fees

	2012	2011
Audit Fees (1)	$1,937,882	$1,749,260
Audit Related Fees (2)	$703,149	$298,821
Tax Fees (3)	$224,608	$149,048
All Other Fees (4)	$11,880	$—

(1)	Reflects the aggregate fees billed for each of the 2012 and 2011 fiscal years for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements and review of our quarterly financial statements, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.
(2)	Reflects the aggregate fees billed by Ernst & Young LLP in each of the 2012 and 2011 fiscal years for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported in the immediately preceding paragraph. The services comprising the fees disclosed under this category were related to due diligence in connection with acquisitions and accounting consultations.
(3)	Reflects the aggregate fees billed in each of the 2012 and 2011 fiscal years for professional services rendered by Ernst & Young LLP for tax advice and tax planning.
(4)	Reflects fees billed by Ernst & Young LLP for the 2012 fiscal year for the certification of a submission in connection with an application for a government grant in a foreign jurisdiction.

The Audit Committee has considered whether the provision of the services described above in this section is compatible with maintaining Ernst & Young’s independence and has determined that it is.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our registered independent accountants. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the registered independent accountants, the Audit Committee considers whether such services are consistent with the registered independent accountants’ independence, whether the registered independent accountants are likely to provide the most effective and efficient service based on their familiarity with us, and whether the service could enhance our ability to manage or control risk or improve audit quality. The Audit Committee has delegated limited pre-approval authority to its chairman, who must report any decisions to the Audit Committee at its next scheduled meeting.

In fiscal years 2012 and 2011, all of the audit fees, audit related fees, tax fees and all other fees were pre-approved by the Audit Committee or its chairman.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the Board of Directors’ oversight of the integrity of the Company’s financial statements, the qualifications, independence and performance of the Company’s registered independent accountants and the performance of the Company’s internal controls and procedures. In addition, the Audit Committee reviews all material related party transactions, if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

In addition to fulfilling its responsibilities as set forth in its charter and further described above in “Board of Directors and Corporate Governance – Committees of the Board – The Audit Committee,” the Audit Committee has reviewed the Company’s audited financial statements for fiscal year 2012. Discussions about the Company’s audited financial statements included its registered independent accountants’ judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates used in its financial statements, as well as other matters, as required by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T (“SAS 61, as amended”) and by our Audit Committee Charter. In conjunction with the specific activities performed by the Audit Committee in its oversight role, it issued the following report:

1.	The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended June 30, 2012 with the Company’s management.

2.	The Audit Committee has discussed with the registered independent accountants the matters required to be discussed by SAS 61, as amended.

3.	The Audit Committee has received from the registered independent accountants the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the registered independent accountants their independence from the Company.

Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 for filing with the SEC.

Lawrence S. Zilavy, Chairperson

Barry J. Alperin

Jack Futterman

The foregoing Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

MANAGEMENT

Executive Officers

The following information describes the background and business experience of our executive officers other than Mr. Simon.

Ira J. Lamel, Executive Vice President and Chief Financial Officer, Age 65

Mr. Lamel was appointed Executive Vice President, Chief Financial Officer and Treasurer on October 1, 2001, and served as Corporate Secretary from January 2003 until April 2009 and served as Treasurer until July 2009. In September 2012, the Company announced the planned retirement of Mr. Lamel. Prior to his appointment at Hain Celestial, Mr. Lamel, a certified public accountant, was a partner at Ernst & Young LLP where he served in various capacities from June 1973 to September 2001. Ernst & Young LLP serves as our registered independent accountants. Mr. Lamel serves as a director of GSI Group Inc. (a technology device company), where he is Chairman of the Audit Committee and a member of the Compensation Committee.

John Carroll, Executive Vice President and Chief Executive Officer – Hain Celestial United States, Age 52

Mr. Carroll was appointed CEO – Hain Celestial United States in May, 2008. He assumed the positions of Executive Vice President – Melville Business in February 2004, President of Grocery and Frozen in July 2004, President of Grocery and Snacks in September 2005 and President of Personal Care in August 2006. Prior to his employment with the Company, from April 2003 through July 2003, Mr. Carroll served as a consultant to the Company, providing due diligence services with respect to potential acquisitions. Prior to his consulting, Mr. Carroll was Managing Director, Heinz Frozen Foods at the H. J. Heinz Company (a global food company), where he served in positions of increasing responsibility from 1995 until 2003.

Michael J. Speiller, Senior Vice President and Chief Accounting Officer, Age 58

Mr. Speiller was appointed Senior Vice President and Chief Accounting Officer in July 2010. Previously, he served as Vice President and Chief Accounting Officer of the Company from April 2008 to June 2010. He commenced his employment with the Company in October 2006 as Vice President – Finance. Prior to his employment with the Company, Mr. Speiller served as Vice President and Controller of Systemax Inc. (a computer, electronics and industrial products retailer) since 1998. Mr. Speiller is a certified public accountant.

Denise M. Faltischek, Senior Vice President and General Counsel, Age 39

Ms. Faltischek was appointed Senior Vice President and General Counsel in October 2010. She was appointed General Counsel in October 2009. Prior to her appointment, she served as Senior Associate General Counsel from April 2009 until October 2009 and Associate General Counsel from July 2005 until April 2009. Prior to her employment with the Company, she was an associate with the law firm of Ruskin Moscou Faltischek, P.C. where she practiced corporate and securities law.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Committee is responsible for approving the compensation program design for all components of executive officer total compensation. The Compensation Committee reviews our compensation strategy on an annual basis to ensure such strategy supports our objectives and stockholder interests and that executive officers are rewarded in a manner consistent with such strategy.

Executive Summary

Fiscal Year 2012 Performance

Hain Celestial delivered strong financial results in fiscal year 2012, as more specifically described under the heading “Management’s Discussion and Analysis” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012. The chart below summarizes certain key financial results for fiscal year 2012 compared to fiscal year 2011.

	Fiscal Year 2012	Fiscal Year 2011	% Change
Revenue (net sales)	$1.38 billion	$1.11 billion	24.3%
Net income – adjusted[1]	$85.5 million	$63.5 million	34.7%
Diluted Earnings Per Share – adjusted[1]	$1.86	$1.43	30.1%
EBITDA[1]	$186.4 million	$140.9 million	32.3%

In addition, Hain Celestial’s total shareholder return has significantly outperformed the total shareholder return of its Global Industry Classification Standard (“GICS”) Industry Group over each of the last one- and three- year periods as follows:

	Hain Celestial	GICS Industry Group Median	% of Hain Outperformance
1-year	65.0%	6.4%	915.6%
3-year	52.2%	19.2%	171.9%

The Company had several additional accomplishments in fiscal year 2012:

•	Completed three strategic acquisitions:

–	The Daniels Group in the United Kingdom with its leading brands New Covent Garden Soup Co.®, Johnson’s Juice Co.® and Farmhouse Fare® desserts;

–	Cully & Sully® brand fresh chilled soups in Ireland;

–	Europe’s Best® brand of frozen fruits and vegetables brand in Canada.

•	Integrated existing United Kingdom operations into Daniels Group forming Hain Daniels Group.

•	Generated sufficient cash flow to enable the repayment of $75 million of Daniels Group acquisition debt in the first eight months after acquisition.

[1]	The “adjusted” financial measures referred to in this section are not defined under U.S. generally accepted accounting principles (“GAAP”) and are not deemed alternatives to measure performance under GAAP. The adjusted results for Net Income – adjusted, Earnings Per Diluted Share – adjusted and EBITDA were included in the Company’s earnings press release for the fourth quarter and fiscal year ended June 30, 2012. EBITDA is defined as net income before income taxes, net interest expense, depreciation and amortization, impairment of long lived assets, equity in the earnings of non-consolidated affiliates and stock based compensation.

Fiscal Year 2012 NEO Compensation

Annual Base Salary. In fiscal year 2012, the salary increases for the NEOs were aligned with the Company’s salary increases for other salaried employees, and were, on average approximately 2.8% above their fiscal year 2011 salaries.

Annual Cash Incentives. The Annual Cash Incentive program is performance-based and designed to reward NEOs for their contributions to the Company in clear, measurable criteria, which include financial and non-financial performance goals. In fiscal year 2012, the financial goals were weighted 75% and the non-financial goals were weighted 25% for Messrs. Simon and Carroll and the financial goals were weighted 50% and the non-financial goals were weighted 50% for Messrs. Lamel and Speiller and Ms. Faltischek. Due to the Company’s strong financial performance in fiscal year 2012, each of the financial targets of revenue, earnings per diluted share – adjusted and EBITDA – adjusted2 were significantly overachieved. In addition, each of the NEOs achieved almost all of their non-financial goals. Thus, as described below in “Annual Cash Incentives,” the annual cash incentive awards were paid out at 200% of target for Mr. Simon and 100% of target for each of the other NEOs.

Long Term Incentive Program. The Company adopted its first long term incentive program in fiscal year 2010 to further link executive pay with Company performance and is designed to align the interests of management with the interests of stockholders. Actual long term incentive awards are dependent upon achieving a funding measure of operating income, and individual payouts are determined in part based on the Company’s revenue and EBITDA performance over a two year period, as further described below. In the case of the 2011-2012 LTIP, the individual payouts described below were dependent upon the Company’s achievement of the revenue and EBITDA goals, with the maximum long-term incentive award equal to 133.33% of target award. The NEOs’ long term incentive award targets ranged from 75% to 225% of base salary depending on the responsibilities and experience of the NEO. As described below in “Long Term Incentive Program – 2011-2012 LTIP,” the Company achieved in excess of maximum performance for both the revenue and EBITDA measures, resulting in long-term incentive awards of 133.33% of target.

Significant Compensation Practices and Recent Modifications

The Company’s compensation programs, practices, and policies are reviewed and reevaluated on an ongoing basis. The Company modifies its compensation programs to address evolving best practices and changing regulatory requirements. Listed below are some of the Company’s more significant practices, policies and recent modifications.

•	Performance-Based Pay. In accordance with the Company’s pay for performance philosophy, performance-based compensation comprised 58% to 73% of NEO compensation for fiscal year 2012.

•	Multiple Performance Measures. The Compensation Committee uses multiple performance measures, balanced between short- and long-term objectives, to evaluate NEO performance.

•

Stock Ownership Guidelines. The Compensation Committee recently adopted stock ownership guidelines which apply to members of senior management and the Board of Directors. These guidelines require that executives and directors be meaningfully invested in the Company’s stock, and therefore be personally invested in the Company’s performance to ensure strong alignment with shareholder interests.

•

Future Change in Control Arrangements. Prospective change in control agreements with the Company’s executive officers will include a double trigger (both change in control and termination of employment

[2]	Under the terms of the plan approved by the Compensation Committee, EBITDA – adjusted excludes the impact of non-cash compensation, currency fluctuations, impairment of long-lived assets, restructuring charges and other non-cash and non-recurring items which may have been incurred during the fiscal year.

without cause or for good reason associated with relocation or diminution in authority or duties) and will not include a tax “gross-up” for taxes imposed on any excess parachute payment.

•

Clawback. We have adopted a clawback provision in connection with equity awards. The clawback provision provides that, if the Company is required to prepare an accounting restatement to correct an accounting error included in a report on Form 10-Q or 10-K caused by the misconduct of an employee, the employee shall return to the Company, or forfeit if not paid, any award arising out of the misconduct for or during such restated period.

•	Pension Benefits. The Company provides no defined benefit pension plan to our NEOs.

•

Compensation Risk Assessment. The Company conducted a compensation risk assessment and concluded that the Company’s compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

•

Independent Compensation Committee. Each member of the Compensation Committee is independent as defined in the corporate governance listing standards of NASDAQ and an outside director within the meaning of Section 162(m) of the Code.

•	Outside Compensation Consultant. The Compensation Committee utilizes the services of Aon Hewitt, an independent outside compensation consultant.

Compensation Philosophy

We provide a competitive total compensation package to our executive management team through a combination of base salary, annual cash incentives, long-term incentives and other compensation, including severance and change in control agreements.

We believe that a significant portion of our compensation should be dependent on the continued growth and success of our Company so that our executive officers have even stronger motivation to work towards the long-term interests of our stockholders. Accordingly, a significant portion of executive compensation is designed to be “at risk” and therefore, the majority of the compensation of our executives is annual and long-term incentive compensation which is dependent on achieving performance goals and contains a component of equity compensation, which will appreciate in value only to the extent that shares held by our stockholders also increase in value. We continuously work to design executive compensation plans that reflect this philosophy.

Objectives of Our Compensation Program

The primary objectives of our executive compensation program are to:

•	Attract, retain and incentivize qualified executives who will provide strong, competitive leadership in the natural and organic products industry;

•	Structure executive compensation in a manner that promotes our strategic, financial and operating performance objectives; and

•	Align the interests of our executives with the interests of our stockholders.

Our compensation elements are designed to achieve the objectives set forth above as follows:

•	Base salary and benefits are designed to attract and retain executives by providing regular and continued payments that are appropriate to their position, experience and responsibilities;

•

Annual performance-based cash awards are designed to focus our executives on pre-set objectives each year and drive specific performance needed to foster short-term and long-term growth and profitability;

•

Long-term incentives are designed to align our executives’ interests with those of our stockholders and to motivate executives to generate successful results for our stockholders over the long term; and

•

Severance and change-in-control plans are designed to mitigate the distraction of our key executives when faced with a potential change in control or other possible termination situations and to facilitate our ability to attract and retain executives as we compete for talented individuals in a marketplace where such protections are commonly offered.

Compensation Consultant and Benchmarking

In September 2010, our Compensation Committee engaged Aon Hewitt (formerly Hewitt Associates, Inc.) as its independent compensation consultant to advise it on executive and director compensation. Aon Hewitt reports only to the Compensation Committee and does not advise the Company on any matters other than executive and director compensation. In fiscal year 2012, at the Compensation Committee’s request, Aon Hewitt compared the total direct compensation of the NEOs to the Food and Beverage Peer Group discussed below, evaluated the competitiveness of the compensation of our non-employee directors, provided competitive market data to the Compensation Committee in connection with the negotiation of the amendment to Mr. Simon’s employment agreement and the special grant of restricted stock to Mr. Simon discussed below, evaluated the proposal to increase shares authorized under the 2002 Plan and advised on compensation plan design.

In order to examine the competitiveness of our overall compensation program, Aon Hewitt compared the total direct compensation, which consists of base salary, annual cash incentive compensation, and long term incentive compensation, but does not include benefits and perquisites, of our NEOs during fiscal year 2012 to publicly filed data of comparable companies in the Food and Beverage Industry. The process for choosing the companies used in the Aon Hewitt analysis report was based on the following screening criteria as instructed by the Compensation Committee: revenues, market capitalization, comparability to our business and whether they are in the branded food and beverage business (the “Food and Beverage Peer Group”). The resulting companies were as follows:

• B&G Foods, Inc.	• Mead Johnson Nutrition Corp.
• Chipotle Mexican Grill, Inc.	• Panera Bread Co.
• Coach, Inc.	• Ralcorp Holdings, Inc.
• Diamond Foods, Inc.	• Seneca Foods Corp.
• Flowers Foods, Inc.	• The J.M. Smucker Co.
• Green Mountain Coffee Roasters, Inc.	• Snyder’s-Lance, Inc..
• Hansen Natural Corp.	• Tootsie Roll Industries, Inc.
• J&J Snack Foods Corp.	• Treehouse Foods, Inc.
• Lancaster Colony Corp.	• United Natural Foods, Inc.
• McCormick & Co., Inc.

In addition to the Food and Beverage Peer Group, the Compensation Committee also instructed Aon Hewitt to provide similar comparative information regarding companies in General Industry in the $1 billion to $5 billion revenue range (the “General Industry Peer Group”). The data provided by Aon Hewitt with respect to the General Industry Peer Group was general aggregated data of companies with the specified characteristics, but did not identify any specific companies. Therefore the names of the companies in the General Industry Peer Group are not known to the Compensation Committee. There were 147 companies in the General Industry Peer Group and the median revenues for the group was approximately $2.5 billion.

Lastly, for fiscal year 2011 compensation, the Compensation Committee instructed Aon Hewitt to include a separate analysis on the founder CEO, based on a unique peer group where, like Mr. Simon, the founder or co-founder is also the current CEO of the company (the “Founder CEO Peer Group”). Because Mr. Simon founded the Company in 1993 and has presided over its growth, strategic vision and success, the Compensation Committee believes he brings unique, in-depth knowledge and dedication to the CEO position and therefore his compensation should be considered alongside other founder CEOs.

The companies in the Founder CEO Peer Group were as follows:

• 1-800-Flowers.com	• Jakks Pacific Corp.
• California Pizza Kitchen, Inc.	• Limited Brands, Inc.
• Cheesecake Factory, Inc.	• Netflix Inc.
• Chipotle Mexican Grill, Inc.	• Rocky Mountain Chocolate Factory, Inc.
• Costco Wholesale Corp.	• Ruby Tuesday, Inc.
• Helen of Troy Ltd.	• Smart Balance, Inc.
• Hollywood Media Corp.	• Starbucks Corp.

The Compensation Committee reviewed the Aon Hewitt report for the purpose of confirming that (i) our executive compensation practices are generally in line with companies who compete with us for executive talent in both the Food and Beverage Industry and General Industry; and (ii) our compensation practices with respect to our CEO are generally in line with other companies with founder CEOs. The Compensation Committee did not set our executive compensation levels with reference to any particular percentile of either the Food & Beverage Peer Group or the General Industry Peer Group, or with an eye towards “matching” any particular element or mix of elements. However, when both sets of data were compared, the Compensation Committee believed that the Company’s levels of executive pay were competitive. Similarly, the Compensation Committee did not set our CEO compensation with reference to any particular percentile of the Founder CEO Peer Group, but determined, when looking at the data in conjunction with the Food & Beverage Peer Group and the General Industry Peer Group, that the compensation of our CEO is competitive.

Total Annual Compensation

Base Salary

The base salary component of our compensation program is intended to attract and retain top executive talent by fairly compensating our executive officers according to their job responsibilities and professional experience. The salary ranges for each of our executive positions are based on appropriate external comparisons discussed above and internal responsibilities.

Our CEO founded our Company in 1993. He was then, and continues to this day, to be a prominent visionary and leader in the natural and organic products industry. He brings a creative vision to his position, as well as relationships with customers and suppliers, not easily found elsewhere in the natural and organic products industry. We believe that our CEO’s salary is appropriate given his leadership position and in view of his years of dedication to the Company during which he has made, and continues to make, significant contributions to the Company’s growth and success.

Base salaries for our executive officers are reviewed annually and are subject to annual adjustments at the discretion of the Compensation Committee. At the Compensation Committee’s request, our CEO discusses the performance of the other executive officers. The Compensation Committee gives considerable weight to the CEO’s evaluation of the other executive officers because of his direct knowledge of each officer’s performance and contributions.

In reviewing base salaries, the Compensation Committee considers, among other matters, each executive officer’s:

•	past performance,

•	scope and nature of responsibilities,

•	experience,

•	expected future contributions,

•	base salary in comparison to our other employees (including the relationship of the salaries of our CEO and the other executive officers), and

•	achievement of corporate and individual performance goals.

For fiscal year 2012, the Compensation Committee approved the following salaries for the NEOs:

Name	Fiscal Year 2012 Salary
Irwin D. Simon	$1,470,840

Ira J. Lamel	$556,300

John Carroll	$566,500

Denise M. Faltischek	$325,000

Michael J. Speiller	$325,000

Annual Cash Incentives

Our annual cash incentive compensation program is designed to motivate our executive officers to achieve annual financial and operational performance based upon our financial and non-financial objectives.

Funding

For fiscal year 2012, the Compensation Committee established the performance goal of EBITDA of $147.8 million, which must be met for an executive officer’s annual incentive award opportunity to be funded at 200% of his or her target award. As our fiscal year 2012 EBITDA of $187.2 million exceeded the goal, payment of up to 200% of the target awards was authorized for our executive officers, subject to the individual payout determinations discussed below.

Individual Payouts

Once the performance goal has been achieved, the Compensation Committee determines individual annual cash incentive payments. For fiscal year 2012, the annual cash incentive targets for Messrs. Simon, Lamel and Carroll were set at 100% of annual base salary for target performance, subject, in each case, to the Compensation Committee’s discretion as described below. Messrs. Lamel and Carroll were eligible for annual cash incentive payments of up to 100% of their respective annual base salary and Mr. Simon was eligible for up to a maximum of 200% of his annual base salary for performance that exceeded target.

The annual cash incentive target for Ms. Faltischek and Mr. Speiller were set at 60% and 75%, respectively, of annual base salary for target performance and, subject, in each case, to the Compensation Committee’s discretion as described below. Ms. Faltischek’s and Mr. Speiller’s annual cash incentive payments could not exceed their respective annual cash incentive targets.

For fiscal year 2012, the Compensation Committee adopted seven performance measures for Mr. Simon, ten performance measures for Mr. Lamel, ten performance measures for Mr. Carroll, eight performance measures for Ms. Faltischek, and ten performance measures for Mr. Speiller. These performance measures were grouped into two categories, financial and non-financial goals. These performance measures guide the Compensation Committee in assessing each executive’s performance and determining individual annual cash incentive payments. The weightings assigned by the Compensation Committee to the categories of performance measures were 75% for financial performance and 25% for non-financial performance for Messrs. Simon and Carroll and 50% for financial performance and 50% for non-financial performance for Messrs. Lamel, Speiller and Ms. Faltischek.

These weightings represented the Compensation Committee’s general view of the relative importance of the performance measures with respect to each executive officer at the time the performance measures were adopted. No one performance measure was considered to be material in determining annual cash incentive payments. The performance measures are set annually by the Compensation Committee and are intended to be difficult but realistic, given our expectations about our performance for the year.

While the performance measures form a framework for awarding individual annual cash incentive payments, the Compensation Committee retains complete discretion over the final amount of the annual cash incentive payment, and has authority to award no payments even if the targets for all performance measures are met, to award some payment for performance below the threshold performance level, and to award additional amounts for above target performance. However, the Compensation Committee does not have authority to grant awards in excess of the maximum annual cash incentive payment described above for which each executive is eligible. In making its payment determination, the Compensation Committee may consider a variety of factors, including achievement of the individual performance measures set by the Compensation Committee, each executive officer’s individual contributions to the achievement of the performance measures and to the overall performance of the Company, and the performance of each executive officer relative to the other executive officers. In making its assessment, the Compensation Committee may exercise its discretion with respect to the factors listed above as well as their relative importance to arrive at an initial award determination for each executive based on the totality of the information considered, including Mr. Simon’s evaluation of each other executive officer. The Compensation Committee may also consider external factors, such as the overall economic environment.

Financial Measures

The following are the financial measures and actual results that the Compensation Committee considered for Messrs. Simon, Lamel and Speiller and Ms. Faltischek for fiscal year 2012:

Financial Measure	50% of Target Award	Target	200% of Target Award	Actual
Revenue (FY2012 vs. FY2011)	+8.9%	+9.9%	+11.0%	+24.3%
Diluted Earnings Per Share – adjusted[3] (FY2012 vs. FY2011)	+11.1%	+14.8%	+18.5%	+30.1%
EBITDA – adjusted[3] (FY2012 vs. FY2011)	+11.8%	+14.2%	+16.6%	+26.7%

The revenue measure was designed to reflect our objectives of developing new products, growing top-line revenue, expanding our market share in existing markets and expanding distribution in new and existing channels and geographies. The earnings per share measure was designed to serve as an indicator of the Company’s profitability. To ensure that we efficiently develop and expand our markets, the EBITDA measure was intended to motivate Messrs. Simon, Lamel and Speiller and Ms. Faltischek to manage our costs and take into account the appropriate level of expenses expected with our growth.

The financial measures for Mr. Carroll were proposed by Mr. Simon and approved by the Compensation Committee. Mr. Carroll’s financial measures related to revenue, operating income and gross margin with respect

[3]	The “adjusted” financial measures referred to in the “Financial Measures” section are not defined under GAAP and are not deemed alternatives to measure performance under GAAP. As explained in this section, the annual incentive plan is based in part on certain financial goals, which may be adjusted from the GAAP results by the Compensation Committee at its discretion. We have presented certain information regarding these adjusted results solely to indicate the inputs to the annual incentive plan, as considered by the Compensation Committee. The results for Earnings Per Diluted Share – adjusted were calculated using the Net Income – adjusted presented by the Company in its earnings press release for the fourth quarter and fiscal year ended June 30, 2012 and using the originally budgeted diluted shares upon which the targets were set. EBITDA – adjusted is described in the footnote on page 30 of the Compensation Discussion and Analysis.

to the Company’s U.S operating segment, of which he is the CEO. In fiscal year 2012, the Company’s U.S. operating segment represented approximately 72% of the Company’s consolidated net sales. In addition, Mr. Carroll had the same adjusted diluted earnings per share financial measure as the other NEOs. Since Mr. Carroll is the CEO of the U.S. operating segment, he was subject to the operating income measure for the U.S. operating segment rather than the EBITDA measure for the consolidated business.

Non-Financial Measures

The Compensation Committee adopted separate non-financial performance measures for each NEO. The non-financial performance measures provide recognition for contributions made to the overall performance of the Company and were intended to capture how the NEO performed in areas that were not quantified in the financial measures metrics. The non-financial measures were intended to be difficult but realistic to meet.

Fiscal Year 2012 Cash Incentive Determinations

In making its initial determination of the annual cash incentive payment for each NEO, the Compensation Committee first considered a variety of factors in evaluating each NEO’s performance, including:

•	achievement of the performance measures set by the Committee (as described in the following paragraphs),

•	each NEO’s individual contributions to the achievement of the performance measures and to the overall performance of the Company, and

•	the performance of each NEO relative to the other NEOs.

In making its assessment, the Committee exercised its discretion with respect to the factors listed above as well as their relative importance to arrive at an award determination for each executive based on the totality of the information considered, including Mr. Simon’s evaluation of each other NEO. Although the weightings ascribed to the performance measures were used as a guide in the decision making process, the ultimate incentive payment awards did not strictly follow the weightings that had been previously established; rather, they were considered in combination with the Compensation Committee exercising its discretion based on the totality of the information considered.

Mr. Simon

In assessing whether Mr. Simon achieved his financial measures, the Compensation Committee noted the Company’s strong financial results in fiscal year 2012 and that the Company significantly overachieved the targets indicated for Mr. Simon to receive at least 200% of target award for revenue, earnings per share and EBITDA.

The five non-financial measures for Mr. Simon related to strengthening the Company’s management team, entering into acquisitions, divestitures or strategic alliances, expanding the Company’s product lines into new categories, channels of trade or geographies, working to continuously improve the Company’s corporate governance practices and enhancing the public awareness of the Company. The Compensation Committee noted that Mr. Simon had significantly overachieved his targets in this category by successfully completing several acquisitions, which expanded the Company’s offerings in the United Kingdom operating segment through the acquisitions of the Daniels Group and Cully & Sully and in the Canada operating segment through the acquisition of Europe’s Best. The Compensation Committee also took into account that Mr. Simon had worked with the Compensation Committee to evaluate the strength of the management team, taken steps to add additional strength to the executive team and made organizational changes that enhanced the development of the existing team. Finally, the Compensation Committee noted that Mr. Simon worked to continuously improve the Company’s corporate governance practices and enhance the public awareness of the Company.

Mr. Lamel

In assessing whether Mr. Lamel achieved his financial measures, the Compensation Committee noted the Company’s strong financial results in fiscal year 2012 and that the Company significantly overachieved the targets indicated for Mr. Lamel to receive at least 100% of target award for revenue, earnings per share and EBITDA.

The seven non-financial measures for Mr. Lamel related to strengthening the Company’s finance team, completing the integration of two acquisitions, establishing a capital expenditure planning model, performing a study of the Company’s information technology systems, finalizing the lease agreement and incentives for the Company’s new headquarters office, reducing the Company’s overall general and administrative expenses, reducing the fees incurred in connection with the independent audit of the Company’s fiscal year 2012 financial statements and the review of the company’s internal controls, and participating in two acquisitions. In assessing whether Mr. Lamel had been able to achieve each of the non-financial performance measures attributed to him, the Compensation Committee noted that Mr. Lamel had achieved the performance indicated for Mr. Lamel to receive at least 100% of target award for all such measures, except for the objectives related to capital planning and completing a study regarding the Company’s information technology systems. In particular they noted that Mr. Lamel played a leading role in three acquisitions and led the Company’s efforts to reduce the fees of Ernst & Young and BDO Seidman incurred in connection with the Company’s annual audit. He also led the Company’s efforts to drive cash generation and reduce debt.

Mr. Carroll

In assessing whether Mr. Carroll achieved his financial measures, the Compensation Committee noted Hain Celestial U.S’s strong financial results in fiscal year 2012 and that the U.S business exceeded the performance indicated for Mr. Carroll to receive at least 100% of target award for revenues and operating income. In addition, the U.S business exceeded the performance indicated for Mr. Carroll to receive at least 50% of target award for gross margin with respect to the reporting units he manages. Lastly, the Company significantly overachieved the performance indicated for Mr. Carroll to receive at least the target award for earnings per share.

The six non-financial measures for Mr. Carroll related to increasing consumer consumption of the Company’s core U.S. products, driving innovation and category expansion of products, delivering selling, general and administrative savings, achieving certain supply chain productivity, closing an acquisition for integration into the Company’s U.S. business and improving the management team of the reporting units he managed. The Compensation Committee recognized that Mr. Carroll had achieved the performance indicated for Mr. Carroll to receive at least 100% of target award for all such measures, except for upgrading the U.S. business management team and closing an acquisition for the U.S. business. In particular the Compensation Committee noted the increased consumer consumption of the Company’s core U.S. products, introducing new products, such as the Celestial Seasonings® energy shots, delivering productivity savings and the evaluation of several acquisitions.

Ms. Faltischek

In assessing whether Ms. Faltischek achieved her financial measures, the Compensation Committee noted the Company’s strong financial results in fiscal year 2012 and that the Company significantly overachieved the targets indicated for Ms. Faltischek to receive at least 100% of target award for revenue, earnings per share and EBITDA.

The five non-financial measures for Ms. Faltischek related to creating infrastructure within the legal department to manage the Company’s intellectual property portfolio, working to continuously improve the Company’s corporate governance practices, upgrading the compliance program, overseeing the legal aspects of all strategic transactions and upgrading the legal department. In assessing whether Ms. Faltischek had been able to satisfy each of the non-financial performance measures attributed to her, the Committee noted that Ms. Faltischek had achieved the performance indicated for Ms. Faltischek to receive at least 100% of target award for all such goals except for completing the upgrade of the compliance program. In particular they noted that Ms. Faltischek successfully oversaw three acquisitions and obtained favorable decisions in three litigation matters.

Mr. Speiller

In assessing whether Mr. Speiller achieved his financial measures, the Compensation Committee noted the Company’s strong financial results in fiscal year 2012 and that the Company significantly overachieved the targets indicated for Mr. Speiller to receive at least 100% of target award for revenue, earnings per share and EBITDA.

The seven non-financial measures for Mr. Speiller included redesigning the trade accrual estimation process, reducing tax compliance costs, completing acquisitions valuations, developing a plan to utilize United Kingdom carry forward losses, hiring of finance personnel, bringing the XBRL process in house and Sarbanes Oxley performance. The Compensation Committee noted that Mr. Speiller had achieved the performance indicated for him to receive at least 100% of target award for all objectives other than the hiring of finance personnel. In particular they noted that Mr. Speiller successfully reduced tax compliance costs and reduced Sarbanes Oxley exceptions at repeat locations.

The following table shows the target awards and the awards as determined by the Compensation Committee and the percentage of the target payment represented by the award for each participating NEO:

Name	Target Award	Annual Cash Incentive Award	Award as a Percentage of Target
Irwin D. Simon	$1,470,840	$2,941,680	200%

Ira J. Lamel	$556,300	$556,300	100%

John Carroll	$566,500	$566,500	100%

Denise M. Faltischek	$195,000	$195,000	100%

Michael J. Speiller	$243,750	$243,750	100%

Fiscal Year 2012 Special Bonuses

In light of the Company’s extraordinary financial performance in fiscal year 2012, in which it achieved record net sales and earnings, as well as the strong contribution to the Company’s success by the NEOs, the Compensation Committee awarded special bonuses to certain NEOs as follows: $200,000 for Mr. Simon, $70,000 for Mr. Carroll, $70,000 for Ms. Faltischek and $70,000 for Mr. Speiller. These bonuses are reflected under the “Bonus” heading in the Summary Compensation Table.

Long-Term Incentive Program

We believe that equity grants serve our compensation objectives by linking the compensation of our key employees to our long-term growth and prosperity, since the value of equity awards will increase or decrease with the changes in the value of our common stock. Historically, our principal method for long-term incentive compensation was discretionary equity grants under our 2002 Plan. Beginning in fiscal year 2010, the Company adopted a performance-based long-term incentive program, (the “LTI Program”). In fiscal year 2012, the LTI Program consisted of two performance-based long-term incentive plans (the “2011-2012 LTIP” and the “2012-2013 LTIP”) that provide for a combination of time-based equity grants and performance awards that can be earned over two years in cash, stock, restricted stock, restricted stock units or other forms of stock-based awards, or any combination thereof at the discretion of the Compensation Committee. Participants in the LTI Program include our executive officers, including the NEOs, and certain other key executives.

The Compensation Committee administers the LTI Program and is responsible for, among other items, establishing the target values of awards to participants and selecting the specific performance factors for such awards. At the end of each performance period, the Compensation Committee determines, at its sole discretion, the specific payout to each participant.

2011-2012 LTIP

Funding

For the 2011-2012 LTIP, the Compensation Committee established an overall performance goal of attaining a two-year average operating income4 of $106 million over the performance period of July 1, 2010 through June 30, 2012. This overall performance goal must be met in order for each executive officer’s long-term incentive award opportunity to be funded at the maximum award for each executive officer. Mr. Simon’s maximum award was three times his base salary, and each other NEO’s maximum was two times his or her base salary. As described below, the maximum awards could be reduced, but not increased, by the Compensation Committee based on such factors as they determined in their discretion, as described below. Such awards may be paid in cash and/or full value shares at the discretion of the Compensation Committee.

At the end of fiscal year 2012, the Compensation Committee determined that with our actual two-year average operating income of $142.6 million the performance goal was exceeded and payment of up to the maximum award was authorized for our NEOs, subject to the individual payout determinations discussed below.

Individual Payout

For the 2011-2012 LTIP, for target performance each executive had a target bonus as a percentage of annual base salary as follows: Mr. Simon 225%; Mr. Lamel 120%; Mr. Carroll 125%, Ms. Faltischek 100% and Mr. Speiller 75%. For this purpose, the annual base salary is determined by taking the average of the annual base salaries for fiscal year 2011 and fiscal year 2012. For threshold performance each executive’s award was 66.67% of the target award and the maximum award was 133.33% of the target award.

For determining individual payouts if the overall operating income goal of $106 million was achieved, the Compensation Committee adopted two performance measures, revenue and EBITDA5. The target revenue measure was to achieve the middle range of revenue guidance (as reported in the Company’s earnings release for the fourth quarter and fiscal year ended June 30, 2010) for fiscal year 2011 and grow top-line revenue at 4% growth for fiscal year 2012 when measured against fiscal year 2011. The target EBITDA measure was to achieve the EBITDA implied by the middle range of earnings per share guidance (as reported in the Company’s earnings release for the fourth quarter and fiscal year ended June 30, 2010) for fiscal year 2011 and achieve 5% growth for fiscal year 2012 when measured against fiscal year 2011. For the fiscal year 2011-2012 performance period, the Company exceeded the maximum performance metric level for both revenue and EBITDA, therefore the Compensation Committee determined to award each NEO 133.33% of their target award under the 2011-2012 LTIP.

[4]	Under the terms of the plan adopted by the Compensation Committee, operating income is adjusted for the impact of non-cash compensation, currency fluctuations, impairment of long-lived assets, restructuring charges and other non-recurring items which may have been incurred during the performance period.
[5]	Under the terms of the plan approved by the Compensation Committee, EBITDA results exclude the impact of non-cash compensation, currency fluctuations, impairment of long-lived assets, restructuring charges and other non-cash and non-recurring items which may have been incurred during the fiscal year.

As disclosed in last year’s proxy statement, in November 2010, the NEOs received an equity grant having a value equal to 50% of the targeted award under the 2011-2012 LTIP. Therefore, the value of the payout of the 2011-2012 LTIP was reduced by the value of the November 2010 award. The following table shows the target awards and the awards as determined by the Compensation Committee and the actual payout to be made for each NEO:

Name	Annual Base Salary(1)	LTIP Target Percent	LTIP Target Dollars	LTIP Award (2)	50% of LTIP Target Dollars Previously Granted (3)	LTIP Payout
Irwin D. Simon	$1,456,420	225%	$3,276,945	$4,369,151	$1,622,250	$2,746,901
Ira J. Lamel	$550,850	120%	$661,020	$881,338	$327,240	$554,098
John Carroll	$558,250	125%	$697,813	$930,393	$343,750	$586,643
Denise M. Faltischek	$302,917	100%	$302,917	$403,879	$140,417	$263,462
Michael J. Speiller	$317,000	75%	$237,750	$316,992	$115,875	$201,117

(1)	The annual base salary is determined by taking the average of the annual base salaries for fiscal year 2011 and fiscal year 2012.
(2)	The LTIP award was 133.33% of target award.
(3)	On November 18, 2010 each of Messrs. Simon, Lamel, Carroll and Speiller and Ms. Faltischek received a grant of restricted stock having a value equal to 50% of their target awards under the 2011-2012 LTIP. The number of shares granted was determined using the closing market price of $26.08 on November 18, 2010. In each case, the NEO’s fiscal year 2011 salary was used to calculate the LTIP target.

Reflecting its philosophy that executive compensation contain a component of equity compensation, which will appreciate in value only to the extent that shares held by our stockholders also increase in value, the Compensation Committee determined to pay 100% of the LTIP payout in fully vested shares of the Company’s common stock. Based upon the recommendation of the Compensation Committee, the Board of Directors approved grants of fully vested common stock to the LTIP participants.

2012-2013 LTIP

Funding

The 2012-2013 LTIP generally follows the 2011-2012 LTIP, with an overall performance goal of two-year average operating income6, which must be met for each executive officer’s long-term incentive award opportunity to be funded at the maximum level. The two-year operating income goal was designed to challenge management to improve operating results year over year, but were set at levels which would be reasonably likely to be met, based on expected performance. The maximum award that can be earned by Mr. Simon is three times his base salary, and each other executive officer may earn up to two times his or her base salary. The maximum awards may be reduced, but not increased, by the Compensation Committee based on such factors as they may determine in their discretion, as described below. Such awards may be paid in cash and/or full value shares at the discretion of the Compensation Committee. At the end of the performance period, the Compensation Committee will evaluate whether the Company achieved the operating income goal. As we have not completed the performance period, individual payments with respect to performance-based incentive awards have not yet been determined or authorized for our executive officers under this plan.

[6]	Under the terms of the plan adopted by the Compensation Committee, operating income is adjusted for the impact of non-cash compensation, currency fluctuations, impairment of long-lived assets, restructuring charges and other non-recurring items which may have been incurred during the performance period.

Individual Payout

At the end of the performance period, in the event the performance goal is achieved, the Compensation Committee will determine individual long-term incentive awards. For the 2012-2013 LTIP, target awards as a percentage of base salary for each of the named executive officers is: Mr. Simon 250%; Mr. Lamel 120%; Mr. Carroll 150%; Ms. Faltischek 115% and Mr. Speiller 115%, subject, in each case, to the Compensation Committee’s discretion as described below.

Similar to the 2011-2012 LTIP, the Compensation Committee adopted revenue and EBITDA7 as the performance measures for determining individual payouts assuming that the overall operating income goal is achieved. These performance measures guide the Compensation Committee in assessing each executive’s performance and determining individual long-term incentive award payments. The revenue measure was designed to reflect our objective of growing top-line revenue year over year. The EBITDA measure was intended to motivate our executive officers to manage our costs and take into account the appropriate level of expenses consistent with our growth over the long term. The performance measures were designed to challenge management to improve operating results year over year, but were set at levels which would be reasonably likely to be met, based on expected performance.

While the performance measures form a framework for awarding individual long-term incentive payments, the Compensation Committee retains complete discretion over the final amount of the long-term incentive payments, and has authority to award some payment for performance below the target performance level and to award additional amounts for above target performance. However, the Compensation Committee does not have authority to grant awards in excess of the maximum long-term incentive payment described above for which each executive is eligible.

Equity Awards

Based upon the recommendation of the Compensation Committee, the Board of Directors approved grants of restricted stock to senior management of the Company with a grant date of November 18, 2011, including the NEOs. The NEOs received restricted stock value equal to 50% of each of their targets under the 2012-2013 LTIP as follows:

Name	Annual Base Salary	LTIP Target Percent	LTIP Target Dollars	50% of LTIP Target Dollars (1)	Number of Shares
Irwin D. Simon	$1,470,840	250%	$3,677,100	$1,838,550	52,025
Ira J. Lamel	$566,500	120%	$667,560	$333,780	9,445
John Carroll	$566,500	150%	$849,750	$424,875	12,022
Denise M. Faltischek	$325,000	115%	$373,750	$186,875	5,288
Michael J. Speiller	$325,000	115%	$373,750	$186,875	5,288

(1)	The amounts in this column differ slightly from the amounts listed in the Summary Compensation Table and Grant of Plan Based Awards Table due to rounding to the nearest whole share.

All of the above restricted stock grants were granted pursuant to the 2002 Plan. The number of shares granted was determined using the closing market price of $35.34 on November 18, 2011. Half of the shares are time-based and will vest on November 18, 2013 and half of the shares are performance-based and will vest on November 18, 2013, provided the Company achieves the performance measures which were approved by the Compensation Committee. If the Company does not achieve the performance measures, the performance-based

[7]	Under the terms of the plan approved by the Compensation Committee, EBITDA results exclude the impact of non-cash compensation, currency fluctuations, impairment of long-lived assets, restructuring charges and other non-cash and non-recurring items which may have been incurred during the fiscal year.

shares will not vest. The performance measures, the achievement of which determine the vesting of the restricted shares, are based on the revenue and EBITDA goals set in connection with the 2012-2013 LTIP.

In the event the operating income goal is achieved and individual long-term incentive award payments are authorized under the 2012-2013 LTIP, the Compensation Committee would offset the grant date value of the above restricted stock awards granted to the NEOs against his or her individual award.

Other Compensation

Our executive officers are eligible for the same level and offering of benefits that we make available to other employees, including our 401(k) plan, health care, dental and vision plans, life insurance plans, and other employee benefit programs. In addition to the standard benefits offered to other employees, we provide Mr. Simon with a Medical Expense Reimbursement Plan, which reimburses any expenses for health, prescription, dental and vision not covered by our insurance plan that are incurred by him and his dependents. In addition, we reimburse Mr. Simon for a portion of the premium associated with his life insurance policy in accordance with his employment agreement. For additional information regarding other compensation, see “—Executive Compensation Tables—Summary Compensation Table.”

We do not have any defined benefit pension plans or executive supplemental retirement programs.

Perquisites and Other Benefits

We provide executive officers with perquisites and other benefits that we believe are reasonable and consistent with our overall executive compensation program. The costs of these benefits constitute only a small portion of each NEO’s total compensation. We offer perquisites and other benefits that we believe to be competitive with benefits offered by companies with whom we compete for talent for purposes of recruitment and retention. For additional information regarding perquisites and other benefits, see “—Executive Compensation Tables—Summary Compensation Table.”

Impact of Tax Treatment

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to each of our most highly paid executive officers (other than the chief financial officer). Stock options granted at fair market value and certain performance-based compensation approved by stockholders is not subject to the deduction limit. For this reason, we previously sought stockholder approval at our 2009 Annual Meeting of Stockholders for our Executive Incentive Plan and the 2002 Plan, which would provide for any annual or long-term incentive awards granted thereunder to constitute performance-based compensation not subject to the Section 162(m) limit and are currently seeking reapproval of the 2002 Plan for the same reason. Although the Compensation Committee considers whether or not a compensation program would be subject to the Section 162(m) limit, in order to maintain flexibility in compensating executive officers in a manner designed to promote corporate goals, the Committee has not adopted a policy that all compensation must be tax deductible.

Severance and Change-in-Control Agreements

Mr. Simon’s employment agreement provides for severance in the event he is terminated without cause, he resigns for “good reason” or non-renewal. In addition, we have entered into change of control agreements with each of the other NEOs which provide for severance, and each other NEO will receive severance in the event they are terminated without cause not in connection with a change in control. In addition, our restricted stock agreements provide for immediate vesting of such stock grants upon a change in control. For a complete description of these severance and change in control agreements, see “—Potential Payments Upon Termination or Change-in-Control” below.

The Compensation Committee believes that severance and change-in-control benefits are important for attracting and retaining executive talent and help to ensure that executive officers can remain focused during periods of uncertainty and neutralize the potential conflict of our key executives when faced with a potential change-in-control. The severance benefit to our CEO upon non-renewal of his employment agreement is provided for by such agreement and has been in such agreement since 2003.

Stock Ownership Guidelines

To further align the interests of senior management and stockholders, the Compensation Committee has adopted stock ownership guidelines that require key members of the Company’s management team to own minimum amounts of the Company’s common stock. The guidelines for senior management are set forth below:

Officer Level	Ownership Target
Chief Executive Officer	6 times annual base salary
Executive Vice Presidents	3 times annual base salary
Other Executive Officers and General Managers	2 times annual base salary
All other LTIP participants	1 times annual base salary

Members of management subject to the guidelines or new participants have until the later of five years after appointment, promotion or implementation of the guidelines to achieve the ownership target. All covered employees are currently in compliance with the guidelines or are expected to meet the stock ownership guidelines within the five year period.

Compensation Recoupment Policy

We have adopted a clawback provision in connection with equity awards. The clawback provision provides that, if the Company is required to prepare an accounting restatement to correct an accounting error included in a report on Form 10-Q or 10-K caused by the misconduct of an employee, the employee shall return to the Company, or forfeit if not paid, any award arising out of the misconduct for or during such restated period.

Impact of Advisory Vote Approving Executive Compensation

Our 2011 Say on Pay Proposal indicated that a vast majority of stockholders approved the compensation paid to our NEOs. As a result of this approval and other considerations the Compensation Committee did not change our approach to executive compensation. The Compensation Committee will continue to consider the outcome of the Company’s Say on Pay Proposal when making further compensation decisions for our NEOs.

Executive Compensation Tables

The following table sets forth the compensation paid by us for services rendered during the fiscal years ended June 30, 2012, June 30, 2011 and June 30, 2010 to or for the accounts of our NEOs:

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary		Bonus (6)	Stock Awards (7)			Option Awards (8)		Non-equity Incentive Plan Compen- sation (9)		All Other Compen- sation (10)		Total
Irwin D. Simon Founder, President, CEO and Chairman of the Board	2012 2011 2010	$ $ $	1,470,840 1,442,000 1,400,000	$200,000 — —	$ $	4,585,451 2,395,795 —	(1)	$	— 662,293	$ $ $	2,941,680 5,108,949 2,200,000	$ $ $	59,513 189,166 141,826	$ $ $	9,277,484 9,135,910 4,404,119
Ira J. Lamel Executive Vice President and Chief Financial Officer	2012 2011 2010	$ $ $	556,300 545,400 540,000	— — —	$ $	887,878 471,294 —	(2)	$	— — 124,887	$ $ $	556,300 977,640 540,000	$ $ $	29,764 28,833 29,145	$ $ $	2,030,242 2,023,167 1,234,032
John Carroll Executive Vice President and CEO – Hain Celestial United States	2012 2011 2010	$ $ $	566,500 550,000 525,000	$70,000 — —	$ $	1,011,518 506,674 —	(3)	$	— — 137,978	$ $ $	566,500 1,038,747 525,000	$ $ $	19,968 19,508 19,914	$ $ $	2,234,486 2,114,929 1,207,892
Denise M. Faltischek Senior Vice President and General Counsel	2012 2011	$ $	325,000 280,833	$70,000 —	$ $	450,311 167,709	(4)		— —	$ $	195,000 276,730	$ $	11,849 11,833	$ $	1,052,186 737,105
Michael J. Speiller Senior Vice President and Chief Accounting Officer	2012 2011 2010	$ $ $	325,000 309,000 300,000	$70,000 — —	$ $	388,038 152,689 —	(5)	$	— — 31,537	$ $ $	243,750 265,031 150,000	$ $ $	13,118 12,658 13,064	$ $ $	1,049,860 739,378 494,601

(1)	Includes $1,838,564 of restricted stock granted on November 18, 2011 and $2,746,905 of fully vested stock granted on September 20, 2012, the latter of which represents 100% of the payout under the 2011-2012 LTIP.
(2)	Includes $333,786 of restricted stock granted on November 18, 2011 and $554,101 of fully vested stock granted on September 20, 2012, the latter of which represents 100% of the payout under the 2011-2012 LTIP.
(3)	Includes $424,857 of restricted stock granted on November 18, 2011 and $586,644 of fully vested stock granted on September 20, 2012, the latter of which represents 100% of the payout under the 2011-2012 LTIP.
(4)	Includes $186,878 of restricted stock granted on November 18, 2011 and $263,463 of fully vested stock granted on September 20, 2012, the latter of which represents 100% of the payout under the 2011-2012 LTIP.
(5)	Includes $186,878 of restricted stock granted on November 18, 2011 and $201,160 of fully vested stock granted on September 20, 2012, the latter of which represents 100% of the payout under the 2011-2012 LTIP.
(6)	Reflects the special bonuses described on p. 33.
(7)	The amounts reported represent the aggregate grant date fair value of the stock awards calculated in accordance with ASC Topic 718 for the listed fiscal year. With respect to the stock awards granted on November 18, 2011, half of the shares are time-based restricted stock will vest on November 18, 2013 and half of the shares are performance-based and will vest on November 18, 2013, provided the Company achieves certain performance measures which were approved by the Compensation Committee. If the Company does not achieve the performance measures, the performance-based shares will not vest. An executive who is retirement eligible may elect to terminate his or her service and any portion of his or her stock award that is time-based and has not yet vested shall become immediately vested. The assumptions used by the Company in calculating these amounts are included in Note 12 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012.
(8)	The amounts reported represent the aggregate grant date fair value of the stock options calculated in accordance with ASC Topic 718 for the listed fiscal year Option awards granted during fiscal year 2010 vest equally over a four year period from the grant date. An executive who is retirement eligible may elect to terminate his or her service and any portion of his or her option award that has not yet vested shall become immediately vested and exercisable in full. The assumptions used by the Company in calculating these amounts are included in Note 12 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

(9)	Reflects amounts earned under the Company’s annual incentive program, which is described beginning on page 34.
(10)	The table below details the components of this column:

Name	Year	401(k) Plan Match (a)		Unused Vacation (b)		Life and Other Insurance Premiums (c)		Car Allowance		Supplemental Medical Benefit Premiums (d)		Perquisites (e)		Total
Irwin D. Simon	2012 2011 2010	$ $ $	3,300 2,894 2,475	$ $	— 130,113 83,192	$ $ $	4,812 4,758 4,758		— — —	$ $ $	30,000 30,000 30,000	$ $ $	21,401 21,401 21,401	$ $ $	59,513 189,16 141,826
Ira J. Lamel	2012 2011 2010	$ $ $	3,300 2,894 3,300		— — —	$ $ $	1,418 1,364 1,364		— — —		— — —	$ $ $	25,046 24,575 24,481	$ $ $	29,764 28,833 29,145
John Carroll	2012 2011 2010	$ $ $	3,300 2,894 3,300		— — —	$ $ $	1,418 1,364 1,364		— — —		— — —	$ $ $	15,250 15,250 15,250	$ $ $	19,968 19,508 19,914
Denise M. Faltischek	2012 2011	$ $	2,031 2,069		— —	$ $	1,418 1,364	$ $	8,400 8,400		— —		— —	$ $	11,849 11,833
Michael J. Speiller	2012 2011 2010	$ $ $	3,300 2,894 3,300		— — —	$ $ $	1,418 1,364 1,364	$ $ $	8,400 8,400 8,400		— — —		— — —	$ $ $	13,118 12,658 13,064

(a)	The Company’s 401(k) match is calculated based upon the plan year, which is a calendar year. The amounts provided for each of the above NEOs in 2010, 2011 and 2012 represent a matching contribution by the Company on behalf of such officer under the Company’s 401(k) Plan for the 2009, 2010 and 2011 plan years, respectively (in each case, from January 1 through December 31 of that year). The Company’s matching contribution has not yet been determined for the 2012 plan year (January 1, 2012 through December 31, 2012).
(b)	Represents an amount paid by the Company to Mr. Simon for his unused vacation days during the 2010 and 2011 calendar years pursuant to the terms of his employment agreement.
(c)	Represents an amount paid by the Company on behalf of employees for life, accidental death and dismemberment and long term disability insurance. Mr. Simon also receives an amount equal to $3,394 as reimbursement for 25% of the total premium for his life insurance policy pursuant to the terms of his employment agreement.
(d)	Represents premiums paid on behalf of Irwin Simon for a supplemental medical expense reimbursement plan which reimburses Mr. Simon and his dependents for any out-of-pocket medical expenses up to $30,000 not covered by the Company’s employee health benefit plans.
(e)	Represents the incremental cost to the Company in connection with providing Messrs. Simon, Lamel and Carroll with the use of a Company-owned vehicle.

Fiscal Year 2012 Grants of Plan-Based Awards

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All other stock awards: Number of shares of stock or units (#) (3)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Irwin D. Simon	n/a	$735,420	$1,470,840	$2,941,680	—	—	—	—	—	—	—
	11/18/11	—	—	—	—	—	—	26,012	—	—	$919,264
	n/a	—	—	—	$1,838,559	$2,163,011	$3,677,008	—	—	—	—
Ira J. Lamel	n/a	$278,150	$556,300	$556,300	—	—	—	—	—	—	—
	11/18/11	—	—	—	—	—	—	4,722	—	—	$166,876
	n/a	—	—	—	$333,782	$500,670	$667,544	—	—	—	—
John Carroll	n/a	$283,250	$566,500	$566,500	—	—	—	—	—	—	—
	11/18/11	—	—	—	—	—	—	6,011	—	—	$212,429
	n/a	—	—	—	$424,877	$637,313	$849,729	—	—	—	—
Denise M. Faltischek	n/a	$97,500	$195,000	$195,000	—	—	—	—	—	—	—
	11/18/11	—	—	—	—	—	—	2,644	—	—	$93,439
	n/a	—	—	—	$186,876	$280,313	$373,741	—	—	—	—
Michael J. Speiller	n/a	$121,875	$243,750	$243,750	—	—	—	—	—	—	—
	11/18/11	—	—	—	—	—	—	2,644	—	—	$93,439
	n/a	—	—	—	$186,876	$280,313	$373,741	—	—	—	—

(1)	The amounts shown as Estimated Future Payouts Under Non-Equity Incentive Plan Awards reflect the threshold, target and maximum amounts that may be earned by each individual during fiscal year 2012 under the Annual Cash Incentive Plan. For more information, see “—Compensation Discussion and Analysis—Annual Cash Incentives,” page 34.
(2)	The amounts reflected in Estimated Future Payouts Under Equity Incentive Plan Awards columns reflect the threshold, target and maximum amounts that could be paid to each NEO under the 2012-2013 LTIP. The Compensation Committee has the discretion to adjust these amounts based upon its determination at the end of the 2012-2013 LTIP performance period. As described in the “Long-Term Incentive Program” section above, on November 18, 2011 the NEOs received equity grants (the “LTIP Awards”), the value of which was 50% of each NEO’s target under the 2012-2013 LTIP. Accordingly, at the end of the two year performance period, if the Compensation Committee determines that the amounts reflected in the Estimated Future Payouts Under Equity Incentive Plan Awards columns should be awarded, any such awards will be paid net of the 50% of LTIP dollars as shown in the table on page 41. Because half of the restricted shares granted on November 18, 2011 do not vest unless the Company achieves certain performance measures and half vest in November 2013, the threshold, target and maximum amounts represent 75% of the potential value of the 2012-2013 LTIP awards. The remaining 25% of the 2012-2013 LTIP awards appears in the “All Other Stock Awards” column due to the fact that they are time based awards.
(3)	The amounts shown as All Other Stock Awards reflect the time-based portion of the LTIP Awards.
(4)	The amounts in the Grant Date Fair Value of Stock and Option Awards column were determined in accordance ASC Topic 718. Assumptions made in the calculation of these amounts are included in Note 12 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 for more information.

Outstanding Equity Awards at Fiscal Year 2012 Year End

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Options Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($) (1)
Irwin D. Simon	300,000					$16.24	5/13/13	—	—	—	—
	300,000					$16.53	7/30/14	—	—	—	—
	472,671					$30.35	4/01/15	—	—	—	—
	225,000	(2)	75,000	(2)		$11.76	3/11/16	—	—	—	—
	54,916	(3)	54,917	(3)		$18.20	11/18/16	—	—	—	—
	—		—		—	—	—	—	—	114,228	$6,287,109
Ira J. Lamel	50,000					$16.01	8/05/14	—	—	—	—
	59,084					$30.35	4/01/15	—	—	—	—
	155,387	(4)	51,795	(4)		$11.76	3/10/16	—	—	—	—
	10,355	(3)	10,356	(3)		$18.20	11/18/16	—	—	21,993	$1,210,495
	—		—		—	—	—	—	—	—	—
John Carroll	59,084					$30.35	4/01/15	—	—	—	—
	207,182	(4)	69,061	(4)		$11.76	3/10/16	—	—	—	—
	11,441	(3)	11,441	(3)		$18.20	11/18/16	—	—	—	—
	—		—		—	—	—	—	—	25,203	$1,387,173
Denise M. Faltischek	—		—		—	—	—	—	—	11,018	$606,431
Michael J. Speiller	24,861	(4)	8,288	(4)		$11.76	3/11/16	—	—	—	—
	2,615	(3)	2,615	(3)		$18.20	11/18/16	—	—	—	—
	—		—		—	—	—	—	—	9,731	$535,594

(1)	The market value is based on the closing market price of the Company’s common stock on June 30, 2012, or $55.04 per share.
(2)	On March 11, 2009, the Board of Directors, based upon the recommendation of the Compensation Committee, approved a grant to Mr. Simon of 300,000 stock options with an exercise price of $11.76, which was the closing market price on March 11, 2009. The stock options, which were granted pursuant to the 2002 Plan, have a seven year term and vest in four equal installments on March 11, 2010, 2011, 2012 and 2013.
(3)	On November 19, 2009, the Board of Directors, based on the recommendation of the Compensation Committee approved in connection with the 2010-2011 LTIP stock option grants to Messrs. Simon, Lamel, Carroll and Speiller, all of which were granted pursuant to the Company’s Amended and Restated 2002 Long Term Incentive and Stock Award Plan, at an exercise price of $18.20 per share (equal to the closing market price on November 19, 2009) have a seven year term and vest in four equal installments on November 19, 2010, 2011, 2012 and 2013.
(4)	On March 11, 2009, based upon the recommendation of the Compensation Committee, the Board of Directors approved stock option grants to Messrs. Lamel, Carroll and Speiller, all of which were granted pursuant to the Company’s Amended and Restated 2002 Long Term Incentive and Stock Award Plan, at an exercise price of $11.76 per share (equal to the closing market price on March 11, 2009) have a seven year term and vest in four equal installments on March 11, 2010, 2011, 2012 and 2013.

Fiscal Year 2012 Option Exercises and Stock Vested

	Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Irwin D. Simon	310,000	$8,511,329	41,444	$2,806,901
Ira J. Lamel	187,500	$4,588,713	8,360	$554,098
John Carroll	50,000	$1,513,434	8,851	$586,643
Denise M. Faltischek	—	—	6,610	$369,206
Michael J. Speiller	—	—	3,035	$201,117

(1)	Represents the aggregate value realized with respect to all options to purchase Company common stock upon exercise. The value realized upon exercise is calculated by determining the difference between closing price of the Company’s common stock on the exercise date and the exercise price of the options.
(2)	Represents the aggregate value realized with respect to all shares of common stock that have vested during the fiscal year ended June 30, 2012. The value realized in connection with each share on vesting is calculated by multiplying the number of shares of common stock that have vested by the closing price of the Company’s common stock on the vesting date. For Messrs. Simon, Lamel, Carroll and Speiller, they received fully vested shares on September 20, 2012 and the closing price of the Company’s common stock on such date was $66.28. For Ms. Faltischek, the shares she acquired above vested as follows: (i) on November 19, 2011, 458 shares vested and the closing price of the Company’s common stock on such date was $35.38; (ii) on March 11, 2012, 2,177 shares vested and the closing price of the Company’s common stock on such date was $41.13, and (iii) on September 20, 2012 she received 3,975 fully vested shares and the closing price of the Company’s common stock on such date was $66.28.

Potential Payments upon Termination or Change-in-Control

We believe that severance and change-in-control benefits are important for attracting and retaining executive talent and help to ensure that executive officers can remain focused during periods of uncertainty and neutralize the potential conflict of our key executives when faced with a potential change-in-control. These are particularly important in an environment where merger and acquisition activity is high.

Irwin D. Simon

In the event that Mr. Simon is terminated without cause, due to disability, or he resigns for good reason, which will include resignation upon a change of control, he will be entitled to: (i) any base salary earned, but unpaid, for services rendered to the Company prior to the date of termination; (ii) three years’ annual salary and three years’ average annual bonus paid to Mr. Simon over the two immediately preceding fiscal years; (iii) all options and other stock awards previously granted, but unvested, shall become fully vested; and (iv) continued participation in all of the Company’s medical, dental and vision plans until the third anniversary of his termination. If Mr. Simon’s employment had terminated on June 30, 2012, without cause, due to disability, or he resigns for good reason or due to a change in control, Mr. Simon would be entitled to severance and other benefits having a value of approximately $24,863,000. Pursuant to Mr. Simon’s employment agreement: (i) a “termination without cause” means any termination of Mr. Simon’s employment other than a termination for cause (termination due to conviction of a felony or crime of moral turpitude or a willful and continued failure to perform material duties) or termination due to disability; (ii) a “termination for good reason” means a termination of his employment by Mr. Simon following a diminution of his position, duties and responsibilities, the removal of Mr. Simon from, or failure to re-elect Mr. Simon as, the Chairman of the Board or as CEO, a reduction in his base salary or a change in control of the Company.

A change in control is defined generally as one of the following events:

•

The acquisition by a person of beneficial ownership of more than 50% of the total voting power of the outstanding stock of the Company, however if any one person or group is considered to own more than 50% of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional stock by the same person or persons acting as a group is not considered to cause a Change in Control;

•

A majority of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election;

•

The consummation of a merger, consolidation, recapitalization or reorganization of the Company or a subsidiary, reverse split of any class of voting stock, or an acquisition of securities or assets by the Company or a subsidiary, unless our stockholders prior to such event beneficially own more than 60% of the voting stock of the surviving or transferee entity in substantially the same proportions as their prior ownership; or

•	The consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets.

In the event that Mr. Simon’s employment terminates due to death he will be entitled to: (i) any base salary earned, but unpaid, for services rendered to the Company prior to the date of termination; (ii) two years’ annual salary and two years’ average annual bonus paid to Mr. Simon over the two immediately preceding fiscal years; (iii) all options and other stock awards previously granted, but unvested, shall become fully vested; and (iv) continued participation of his dependents in all of the Company’s medical, dental and vision plans until the second anniversary of his termination. If Mr. Simon’s employment were to terminate due to his death, Mr. Simon currently would be entitled to severance having a value of approximately $20,475,000.

In the event that Mr. Simon’s employment terminates for cause or not for good reason he will be entitled to any base salary earned, but unpaid, for services rendered to the Company prior to the date of termination, and any amounts which are vested at the time of termination.

If Mr. Simon’s contract is not renewed at the end of its term on equal or more favorable terms, Mr. Simon will be entitled to: (i) any base salary earned, but unpaid, for services rendered to the Company prior to the date of termination; (ii) three years’ annual salary and three years’ average annual bonus paid to Mr. Simon over the two immediately preceding fiscal years; (iii) all options and other stock awards previously granted, but unvested, shall become fully vested and (iv) continue participation in all of the Company’s medical, dental and vision plans until the third anniversary of his termination. In this instance, Mr. Simon would be entitled to receive approximately $24,863,000.

Mr. Simon has also agreed not to compete with us for a period of three years following the termination of his employment, if such termination was a “termination without cause”, a “termination for good reason” or a non-renewal of Mr. Simon’s contract. Mr. Simon has agreed to customary provisions regarding confidentiality and proprietary rights.

Other NEOs

We have entered into change of control agreements with Messrs. Lamel and Carroll that provide that in the event that, following a change of control of the Company, the executive is terminated without cause, experiences a diminution in duties or forced relocation, or such executive terminates his employment for any reason within

13 months of a change in control, such executive will be entitled to terminate his employment and receive, at the executive’s discretion, either a lump sum payment or salary continuation of: (i) three times the highest annual base salary paid to such executive during the thirty-six month period immediately preceding the month in which the change in control occurs; (ii) three times the highest annual bonus paid to such executive during the thirty-six month period immediately preceding the month in which the change in control occurs; (iii) all unpaid accrued vacation through the date of termination; (iv) up to three years’ benefits continuation; (v) immediate vesting of all outstanding options and reimbursement of certain tax obligations; (vi) the automobile allowance and other automobile benefits the Executive was receiving immediately prior to the change in control for a period of twelve months following the date of termination and (vii) the cost of outplacement services. We have also entered into a change of control agreement with Mr. Speiller which is substantially the same as the change of control agreements with Messrs. Lamel and Carroll, except that the change of control agreement with Mr. Speiller provides for a payment of one times his annual base salary and one times his highest annual bonus and up to one year of benefits continuation, rather than three years. Ms. Faltischek’s change in control agreement provides for severance only if she is terminated without cause or experiences a diminution in duties or forced relocation following a change in control. Her severance is equal to two times her annual base salary and two times the average annual bonus paid to her during the thirty-six month period prior to the change in control and up to two years of benefits continuation. In addition, our restricted stock agreements (including those with Messrs. Lamel, Carroll and Speiller and Ms. Faltischek) provide for immediate vesting of such stock grants upon a change in control. Unless another time period is provided, all payments provided herein shall be made no later than the fifteenth day following the date of termination.

A change in control is defined generally as one of the following events:

•	The acquisition by a person of beneficial ownership of more than 50% of the total voting power of the outstanding stock of the Company;

•	A majority of our Board of Directors is replaced by directors whose appointment or election is not endorsed by two-thirds of the members of the Board prior to the date of the appointment or election;

•

A reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company unless (i) all or substantially all, of our stockholders prior to such event beneficially own more than 50% of the voting stock of the surviving entity in substantially the same proportions as their prior ownership, (ii) no person (other than the Company or the surviving entity) beneficially owns 50% or more of the combined voting power of the outstanding stock of the surviving entity and (iii) at least a majority of the members of the board of directors of the surviving entity were members of our Board of Directors; or

•

Stockholders approve (i) sale or disposition of all or substantially all of the assets of the Company (other than to a subsidiary) or (ii) a complete liquidation or dissolution of the Company provided, that if the agreement would cause the executive to incur an additional tax, penalty or interest under Section 409A of the Code, the Company and the executive will use reasonable best efforts to reform such provision.

If any payments or benefits to be provided to Messrs. Lamel, Carroll or Speiller in connection with a change in control are subject to the excise tax imposed under Section 4999 of the United States Internal Revenue Code, they are entitled to an additional “gross-up” payment so that the net amount retained by them is equal to such payments and benefits. Ms. Faltischek is not entitled to such a “gross up” payment pursuant to the terms of her change in control agreement.

If Mr. Lamel’s employment had terminated on June 30, 2012 in accordance with the change in control agreement, Mr. Lamel would have been entitled to severance having a value of approximately $4,660,000. If Mr. Carroll’s employment had terminated on June 30, 2012 in accordance with the change in control agreement, Mr. Carroll would have been entitled to severance having a value of approximately $8,297,000. If Mr. Speiller’s employment had terminated on June 30, 2012 in accordance with the change in control agreement, Mr. Speiller would have been entitled to severance having a value of approximately $1,600,000. If Ms. Faltischek’s employment had terminated on June 30, 2012 in accordance with the change in control agreement, Ms. Faltischek would have been entitled to severance having a value of approximately $1,683,000. The amounts set forth in the preceding sentences do not include the cost of outplacement services.

Messrs. Lamel, Carroll and Speiller and Ms. Faltischek each have the right to receive one year of severance in the event of a termination without cause not in connection with a change in control.

Fiscal Year 2013 Compensation Update

The following additional compensation events occurred after the end of our fiscal year 2012, which we wanted our stockholders to know about prior to voting on the Say on Pay Proposal. These items will be reflected in the fiscal year 2013 proxy statement and Summary Compensation Table.

Employment Agreement – Irwin D. Simon

On June 30, 2012, we amended Mr. Simon’s employment agreement to extend the term of such agreement until June 30, 2017, a five year term. The previous employment agreement had only a three year term. The amendment established Mr. Simon’s base salary at $1,600,000 for the fiscal year ending June 30, 2013 and amended the maximum annual incentive award so that Mr. Simon will be eligible to receive up to 225% of his base salary based on Mr. Simon’s and the Company’s performance during the fiscal year, as determined by the Compensation Committee. The amendment also amended the target and maximum LTI awards payable to Mr. Simon as follows: with respect to the total LTI awarded in any of the Company’s fiscal years during the period Mr. Simon is employed by the Company, the LTI target award will be 250% of his base salary with a maximum award equal to 333% of his base salary, based upon the level of achievement of certain Company and/or individual performance objectives and based on vesting conditions, in each case, as determined by the Compensation Committee in its sole discretion. The amendment also provides that Mr. Simon will not compete with the Company during the term of his employment and for a period of three years following his employment if his termination of employment is due to a termination without cause, termination for good reason or non-renewal, each as defined in the employment agreement. In addition, the amendment provides long term disability coverage for the benefit of Mr. Simon and long term care coverage for the benefit of Mr. Simon and his spouse with annual premiums of not more than $60,000, in the aggregate.

Special Grant of Restricted Stock – Irwin D. Simon

In view of the Company’s extraordinary record-setting performance and the Compensation Committee’s desire to maintain Mr. Simon’s long-term commitment to the Company, in connection with the extension and amendment of Mr. Simon’s employment agreement, the Compensation Committee recommended, and the independent members of the Board of Directors approved, a grant of 400,000 shares of restricted stock (the “Shares”) to Mr. Simon dated July 3, 2012. The vesting of the Shares is both performance- and time-based. The performance goal is share price. On the last day of any forty-five (45) consecutive trading day period during which the average closing price of the Company’s common stock on the NASDAQ Global Select Market equals or exceeds the following prices: $62.50, $72.50, $82.50 and $100, respectively, the performance goal for 100,000 Shares, respectively, will be deemed satisfied. The satisfaction of each performance goal must occur prior to June 30, 2017. Once the performance goal has been satisfied, each tranche of 100,000 Shares will vest in equal amounts annually over a five year period. Except in the case of a change of control, termination without cause, death or disability (each as defined in Mr. Simon’s employment agreement), the Shares are subject to forfeiture unless Mr. Simon remains employed through the performance vesting and applicable time vesting periods.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Richard C. Berke, Jack Futterman, David Schechter and Lawrence S. Zilavy. None of the Compensation Committee members has any relationship required to be disclosed under this caption pursuant to the rules of the SEC.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the materials under the caption “Compensation Discussion and Analysis” included in the Company’s proxy statement with the management of the Company. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that such Compensation Discussion and Analysis be included in the Company’s proxy statement and be incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended June 30, 2012.

The Compensation Committee

Richard C. Berke, Chairperson

Jack Futterman

David Schechter

Lawrence S. Zilavy

The foregoing Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

OWNERSHIP OF COMMON STOCK BY

MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 20, 2012 for (1) each of our directors, director nominees and executive officers, (2) each person who is known by us to beneficially own more than five percent of the outstanding shares of our common stock and (3) all of our directors and executive officers as a group. The information set forth below us based upon information supplied or confirmed by the named individuals. Unless otherwise noted below, the address of each individual is c/o The Hain Celestial Group, Inc., 58 South Service Road, Melville, New York 11747.

	Number of Shares	Percentage of Common Stock
Irwin D. Simon (1) (2)	2,285,819	4.8%
Barry J. Alperin (2) (3)	36,000	*
Richard C. Berke (2) (4)	18,680	*
Jack Futterman (2) (5)	123,750	*
Marina Hahn (2) (6)	40,234	*
Andrew R. Heyer (7)	55,000	*
Brett Icahn (2) (8)	7,500	*
Roger Meltzer (2) (9)	8,667	*
Scott M. O’Neil (2) (10)	4,000	*
David Schechter (2) (8)	7,500	*
Lewis D. Schiliro (2) (11)	18,000	*
Lawrence S. Zilavy (2) (12)	33,500	*
Ira J. Lamel (13)	206,305	*
John Carroll (14)	321,597	*
Michael J. Speiller (15)	26,051	*
Denise M. Faltischek (16)	17,777	*
Carl C. Icahn (17)	7,130,563	14.9%
BlackRock, Inc. (18) 40 East 52nd Street New York, NY 10022	3,127,704	6.5%
Dimensional Fund Advisors LP (19) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	2,720,087	5.7%
Systematic Financial Management, L.P. (20) 300 Frank W. Burr Blvd. Glenpointe East, 7th Floor Teaneck, NJ 07666	2,838,134	5.9%
All directors and executive officers as a group (sixteen persons) (21)	3,210,380	6.7%

*	Indicates less than 1%.
(1)	Includes 1,360,087 shares of common stock issuable to Mr. Simon upon the exercise of options and 514,228 shares of unvested restricted common stock granted under our 1994 Long Term Incentive and Stock Award Plan or our 2002 Plan (together, the “Incentive Plans”). Also includes 7,500 currently-exercisable options to purchase shares of the Company’s common stock that were granted to Mr. Simon’s wife under the Incentive Plans, as to which Mr. Simon disclaims beneficial ownership. Mr. Simon is our President, CEO and Chairman of the Board of Directors.
(2)	Director of The Hain Celestial Group, Inc.
(3)	Includes 8,666 shares of unvested restricted common stock and 15,500 shares of common stock issuable upon the exercise of options granted under the 2000 Directors Stock Plan.

(4)	Includes 7,666 shares of unvested restricted common stock granted under the 2000 Directors Stock Plan and 180 shares held indirectly by Mr. Berke’s spouse as UTMA custodian for a minor child.
(5)	Includes 8,750 shares of unvested restricted common stock and 15,500 shares of common stock issuable upon the exercise of options granted under the 2000 Directors Stock Plan.
(6)	Includes 8,667 shares of unvested restricted common stock and 15,500 shares of common stock issuable upon exercise of options granted under the 2000 Directors Stock Plan.
(7)	Standing for election to the Board at the 2012 annual meeting.
(8)	Includes 6,333 shares of unvested restricted common stock granted under the 2000 Directors Stock Plan.
(9)	Includes 7,500 shares of unvested restricted common stock granted under the 2000 Directors Stock Plan.
(10)	Includes 4,000 shares of unvested restricted common stock granted under the 2000 Directors Stock Plan.
(11)	Includes 7,833 shares of unvested restricted common stock granted under the 2000 Directors Stock Plan.
(12)	Includes 7,833 shares of unvested restricted common stock and 15,500 shares of common stock issuable upon the exercise of options granted under the 2000 Directors Stock Plan.
(13)	Includes 165,742 shares of common stock issuable upon exercise of options granted under the Incentive Plans and 21,993 shares of unvested restricted common stock granted under the 2002 Plan. In addition to the 206,305 shares noted in the above table, Mr. Lamel holds 62,151 shares of common stock issuable upon the exercise of options which are unvested. All unvested options and unvested time-based restricted stock will vest upon Mr. Lamel’s retirement. Unvested performance-based restricted stock will not vest upon Mr. Lamel’s retirement, but may be eligible to vest on a pro-rated basis on the vesting date provided at the time of grant, subject to the terms and conditions of Executive Incentive Plan and the applicable restricted stock agreement.
(14)	Includes 277,707 shares of common stock issuable upon the exercise of options granted under our Incentive Plans and 25,203 shares of unvested restricted common stock granted under the 2002 Plan.
(15)	Includes 12,476 shares of common stock issuable upon the exercise of options granted under our Incentive Plans and 9,731 shares of unvested restricted common stock granted under the 2002 Plan.
(16)	Includes 11,018 shares of unvested restricted common stock granted under the 2002 Plan.
(17)	As of March 17, 2011, Carl C. Icahn and related entities beneficially owned 7,130,563 shares according to a Form 4 filed jointly by Carl C. Icahn and related entities reflecting beneficial ownership by the following related entities: (a) High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises G.P., Inc., Icahn Enterprises Holdings L.P. and Beckton Corp., each of whose address is White Plains Plaza, 445 Hamilton Avenue-Suite 1210, White Plains, New York 10601, and (b) Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, and Icahn Partners Master Fund III LP, each of whose address is c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street, George Town, Grand Cayman, Cayman Islands.
(18)	As of December 31, 2011, BlackRock, Inc. (“BlackRock”) had sole voting power over 3,127,704 shares and sole dispositive power over 3,127,704 shares, according to a Schedule 13G/A filed by BlackRock on February 13, 2012.
(19)	As of December 31, 2011, Dimensional Fund Advisors LP (“DFA”), an investment advisor, had sole voting power over 2,640,635 shares and sole dispositive power over 2,712,087 shares, according to a Schedule 13G/A filed by DFA on February 14, 2012.
(20)	As of December 31, 2011, Systematic Financial Management, L.P (“Systematic”), an investment advisor, had sole voting power over 1,697,091 shares and sole dispositive power over 2,838,134 shares, according to a Schedule 13G filed by Systematic on February 15, 2012.
(21)	Includes 1,816,011 shares issuable upon the exercise of options granted under the Incentive Plans, 182,173 shares of unvested restricted stock granted under the 2002 Plan, 180 shares held indirectly by Mr. Berke’s spouse as UTMA custodian for a minor child, and 67,248 shares of unvested restricted stock and 62,000 shares issuable upon the exercise of options granted under the 2000 Directors Stock Plan. See Notes 1 through 16 above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of beneficial ownership and changes in such ownership with the SEC. Executive officers, directors and greater than 10% stockholders are also required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, the Company believes that all Section 16(a) filing requirements were met during the fiscal year ended June 30, 2012.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Mr. Meltzer, who is nominated for re-election as a director, is a partner at the law firm DLA Piper LLP (US). DLA Piper LLP (US) provides legal services to us.

Mr. Simon’s spouse has been the Director of International Sales of the Company since September 1996. During the fiscal year ended June 30, 2012, she earned a base salary of $108,261, an annual bonus of $23,500 and participates in the Company’s benefit programs for its employees. In addition, Mr. Simon’s brother-in-law currently serves as Vice President – Asian Business Development and Corporate Services and previously served as the Company’s Vice President – Purchasing and Procurement since June 2000. He further serves as a Company representative in our joint venture relationship with Hutchison China Meditech Ltd. During the fiscal year ended June 30, 2012, he earned a base salary of $185,960, an annual bonus of $43,373 and a car allowance of $8,400 and participates in the Company’s benefit programs for its employees. On September 27, 2011, he was granted 502 shares of stock, which had a grant date value of approximately $15,557. On November 18, 2011, he was granted 789 shares of restricted stock, which had a grant date value of approximately $27,894.

On July 7, 2010, the Company and Carl C. Icahn, High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises L.P., Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., and Beckton Corp. (collectively, the “Icahn Group”) entered into an agreement (the “Icahn Agreement”). The Icahn Agreement provided that certain actions would occur in connection with the Company’s 2010 annual meeting of stockholders (the “2010 Annual Meeting”). The following items have already occurred pursuant to the Icahn Agreement:

•

The size of the Board was reduced to ten directors and Brett Icahn and David Schechter (the “Icahn Suggested Nominees”) were included in the Company’s slate of nominees for election as directors at the 2010 Annual Meeting.

•

The Icahn Group voted in favor of the Company’s slate of director nominees at the 2010 Annual Meeting, did not support or participate in any “withhold the vote” or similar campaign at the 2010 Annual Meeting, and neither presented any proposals for consideration at the 2010 Annual Meeting nor conducted any proxy solicitations for use at the 2010 Annual Meeting.

•	The Company formed a Strategic Transaction Committee of the Board, which includes the Icahn Suggested Nominees.

•	An Icahn Suggested Nominee, David Schechter, was appointed as a member of the Compensation Committee of the Board.

The Company will be relieved of its obligations set forth in the last two bullets above in the event that the Icahn Group ceases to be the beneficial owner of the lesser of 10% of the Company’s outstanding common stock (the “Common Stock”) or 4,094,963 shares of Common Stock.

Pursuant to the Icahn Agreement, the Company has approved the Icahn Group becoming the beneficial owner of 15%, but not more than 20%, of the Common Stock on the condition that the definition of “interested stockholder” in Section 203 of the General Corporation Law of the State of Delaware is deemed amended to substitute 20% for 15%, and Section 203, as so amended, is applicable to, and in full force and effect, for the Icahn Group and the Company. The Company has also agreed that, as long as the Icahn Group is the beneficial owner of the lesser of 10% of the outstanding Common Stock or 4,094,963 shares of Common Stock, it will not, among other things, (i) adopt a poison pill that limits the beneficial ownership of Common Stock at or below

20%; (ii) amend its certificate of incorporation or bylaws to adopt certain defensive measures, or (iii) increase the size of the Board.

For additional information on the Icahn Agreement, including the full text thereof, see the Current Report on Form 8-K filed by the Company with the SEC on July 7, 2010.

Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy regarding the review, approval and ratification of related party transactions. The Related Party Transaction Policy and Procedures requires the approval or ratification by the Audit Committee of any “related party transaction,” which is defined as any transaction, arrangement or relationship in which (i) we are a participant, (ii) the amount involved exceeds $120,000 and (iii) one of our executive officers, directors, director nominees, 5% stockholders (or their immediate family members) or any entity with which any of the foregoing persons is an employee, general partner, principal or 5% stockholder, each of whom we refer to as a “related person,” has a direct or indirect interest as set forth in Item 404 of Regulation S-K. The policy provides that management must present to the Audit Committee for review and approval each proposed related party transaction (other than related party transactions involving compensation matters and certain ordinary course transactions). The Audit Committee must review the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arms-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Conduct, and either approve or disapprove the related party transaction. If advance approval of a related party transaction requiring the Audit Committee’s approval is not feasible, the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee, subject to ratification of the transaction by the Audit Committee at its next regularly scheduled meeting. The Audit Committee will also review those transactions that would have been deemed a “related party transaction” but for the fact that the amount involved is $120,000 or less. No director may participate in approval of a related party transaction for which he or she is a related party.

OTHER MATTERS

The Company’s management is not aware of any other matters that will come before the annual meeting. However, if any other matters requiring a vote of stockholders arise, including any question as to an adjournment or postponement of the annual meeting, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS AND OTHER COMMUNICATIONS

Stockholder proposals intended to be included in the Proxy Statement relating to our 2013 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must be in writing addressed to the Corporate Secretary of the Company and delivered to the Corporate Secretary at our principal executive offices, no later than June 7, 2013, and must otherwise comply with Rule 14a-8.

Should a stockholder proposal be brought before the 2012 Annual Meeting of Stockholders, regardless of whether it is included in our proxy materials, our management proxy holders will be authorized to vote for or against the proposal, in their discretion, if we do not receive notice of the proposal, addressed to the Corporate Secretary at our principal executive offices, prior to the close of business on August 21, 2013.

A stockholder or other interested party who wishes to communicate with the Board, the non-management directors as a group, or any individual director may do so by addressing the correspondence to the individual or group, c/o Corporate Secretary, The Hain Celestial Group, Inc., 58 South Service Road, Melville, NY 11747. All correspondence addressed to a director will be forwarded to that director.

Investors may obtain a copy of Hain Celestial’s 2012 Annual Report on Form 10-K at no charge by contacting Investor Relations, The Hain Celestial Group, Inc., 58 South Service Road, Melville, NY 11747.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt-out of householding and receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials, which typically are mailed in October of each year, by notifying us in writing at: 58 South Service Road, Melville, NY 11747, Attention: Corporate Secretary.

You also may request additional copies of the Notice of Annual Meeting of Stockholders and Proxy Statement and Annual Report to Stockholders for the fiscal year ended June 30, 2012 by notifying us in writing at the same address or calling Investor Relations at (877) 612-4246 or submitting such request via e-mail to investorrelations@hain-celestial.com.

If you share an address with another stockholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address.

By order of the Board of Directors,

Mia G. DiBella

Corporate Secretary

Dated: October 5, 2012

Your vote is important. If you do not expect to be present at the meeting and wish your stock to be voted, please follow the instructions on the Notice of Internet Availability of Proxy Materials, or if you received a proxy card, sign and date the proxy and mail it promptly in the enclosed reply envelope.

Annex A

THE HAIN CELESTIAL GROUP, INC.

AMENDED AND RESTATED

2002 LONG TERM INCENTIVE AND STOCK AWARD PLAN

1. Purposes.

The purposes of the Amended and Restated 2002 Long Term Incentive and Stock Award Plan are to advance the interests of The Hain Celestial Group, Inc. and its stockholders by providing a means to attract, retain, and motivate employees, consultants and directors of the Company upon whose judgment, initiative and efforts the continued success, growth and development of the Company is dependent.

2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under the Plan; provided, however, that the Company directly or indirectly owns at least 50% of the combined voting power of all classes of stock of such entity or at least 50% of the ownership interests in such entity.

(b) “Award” means any Option, SAR, Restricted Share, RSU, Performance Share, Performance Unit, Dividend Equivalent, or Other Share-Based Award granted to an Eligible Person under the Plan.

(c) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(d) “Beneficiary” means the person, persons, trust or trusts which have been designated by an Eligible Person in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Eligible Person, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(e) “Board” means the Board of Directors of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

(g) “Committee” means the Compensation Committee of the Board, or such other Board committee (which may include the entire Board) as may be designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist of two or more directors of the Company, each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, to the extent applicable, and each of whom is an “outside director” within the meaning of Section 162(m) of the Code, to the extent applicable; provided, further, that the mere fact that the Committee shall fail to qualify under either of the foregoing requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan.

(h) “Company” means The Hain Celestial Group, Inc., a corporation organized under the laws of Delaware, or any successor corporation.

(i) “Director” means a member of the Board who is not an employee of the Company, a Subsidiary or an Affiliate.

(j) “Dividend Equivalent” means a right, granted under Section 5(g), to receive cash, Shares, or other property equal in value to dividends paid with respect to a specified number of Shares. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

(k) “Eligible Person” means (i) an employee of the Company, a Subsidiary or an Affiliate, including any director who is an employee, (ii) a consultant to the Company or (iii) a Director.

(1) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

(m) “Fair Market Value” means, with respect to Shares or other property, the fair market value of such Shares or other property determined by such methods or procedures as shall be established from time to time by the Granting Authority. If the Shares are listed on any established stock exchange or a national market system, the Fair Market Value of Shares shall mean the closing price on the date of the grant (or, if the Shares were not traded on that day, the next preceding day that the Shares are traded) on the principal exchange or market system on which the Shares are traded, as such prices are officially quoted on such exchange.

(n) “Granting Authority” means the Independent Members or the Committee that grants an Award as specified in Section 3, or each of them as required by the context.

(o) “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(p) “Independent Members” means each Director, but no less than two, who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and each of whom is an “outside director” within the meaning of Section 162(m) of the Code; provided that the mere fact that the Independent Members shall fail to qualify under either of the foregoing requirements shall not invalidate any Award made by the Independent Members which Award is otherwise validly made under the Plan.

(q) “NQSO” means any Option that is not an ISO.

(r) “Option” means a right, granted under Section 5(b), to purchase Shares.

(s) “Other Share-Based Award” means a right, granted under Section 5(h), that relates to or is valued by reference to Shares.

(t) “Participant” means an Eligible Person who has been granted an Award under the Plan.

(u) “Performance Share” means a performance share granted under Section 5(f).

(v) “Performance Unit” means a performance unit granted under Section 5(f).

(w) “Plan” means this Amended and Restated 2002 Long Term Incentive and Stock Award Plan.

(x) “Restricted Shares” or “RSU” means an Award of Shares under Section 5(d) that may be subject to certain restrictions and to a risk of forfeiture.

(y) “Restricted Share Unit” means a right, granted under Section 5(e), to receive Shares or cash at the end of a specified deferral period.

(z) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(aa) “SAR” or “Share Appreciation Right” means the right, granted under Section 5(c), to be paid an amount measured by the difference between the exercise price of the right and the Fair Market Value of Shares on the date of exercise of the right, with payment to be made in cash, Shares, or property as specified in the Award or determined by the Committee.

(bb) “Shares” means common stock, $.01 par value per share, of the Company.

(cc) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns shares possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

3. Administration.

(a) Granting Authority. The Independent Members shall have the authority to make grants of Awards under the Plan, provided that the Committee shall have authority to make grants of Awards under the Plan on a quarterly basis to Eligible Persons newly hired or retained since the most recent grants awarded by the Independent Members. Each Granting Authority shall have full and final authority to take the following actions with respect to the Awards granted by it, in each case subject to and consistent with the provisions of the Plan:

(i) to select Eligible Persons to whom Awards may be granted;

(ii) to designate Affiliates;

(iii) to determine the type or types of Awards to be granted to each Eligible Person;

(iv) to determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waiver or accelerations thereof, and waivers of performance conditions relating to an Award, based in each case on such considerations as the Granting Authority shall determine), and all other matters to be determined in connection with an Award;

(v) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, exchanged, or surrendered;

(vi) to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Granting Authority, or at the election of the Eligible Person;

(vii) to prescribe the form of each Award Agreement, which need not be identical for each Eligible Person;

(viii) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

(ix) to accelerate the exercisability or vesting of all or any portion of any Award or to extend the period during which an Award is exercisable;

(x) to determine whether uncertificated Shares may be used in satisfying Awards and otherwise in connection with the Plan; and

(xi) to make all other decisions and determinations as may be required under the terms of the Plan or as the Granting Authority may deem necessary or advisable for the administration of the Awards granted by it.

Subject to the foregoing authority expressly granted to the Independent Members with respect to Awards granted by them, the Committee shall have general authority and responsibility for the administration of the Plan, including the authority to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan.

(b) Manner of Exercise of Authority. Each Granting Authority shall have sole discretion in exercising its authority under the Plan. Any action of a Granting Authority with respect to grants made by it shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Affiliates, Eligible Persons, any person claiming any rights under the Plan from or through any Eligible Person, and stockholders. The express grant of any specific power to a Granting Authority, and the taking of any action by the Granting Authority, shall not be construed as limiting any power or authority of a Granting Authority. A Granting Authority may delegate to other members of the Board or officers or managers of the Company or any Subsidiary or Affiliate the authority, subject to such terms as the Granting Authority shall determine, to perform administrative functions and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Granting Authority may determine, to the extent permitted under Rule 16b-3 (if applicable) and applicable law.

(c) Limitation of Liability. Each member of the Granting Authority shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company’s independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan. No member of the Granting Authority, and no officer or employee of the Company acting on behalf of the Granting Authority, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Granting Authority and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

(d) Limitation on Committee’s Discretion. Anything in this Plan to the contrary notwithstanding, in the case of any Award which is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) (4)(C) of the Code, unless otherwise provided in an Award Agreement, there shall not be an increase in the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as such performance-based compensation.

4. Shares Subject to the Plan.

(a) Subject to adjustment as provided in Section 4(d) hereof, the total number of Shares reserved for issuance in connection with Awards under the Plan shall be 12,000,000. Each Share subject to an Award (other than an Option or SAR) shall count as 2.07 Shares for the purposes of the limit set forth in the preceding sentence. No Award may be granted if the number of Shares to which such Award relates, when added to the number of Shares previously issued under the Plan, exceeds the number of Shares reserved under the preceding sentence. If any Awards are forfeited, canceled, terminated, exchanged or surrendered or such Award is settled in cash or otherwise terminates without a distribution of Shares to the Participant, any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, termination, cancellation, exchange or surrender, again be available for Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be canceled to the extent of the number of Shares as to which the Award is exercised.

(b) Notwithstanding anything to the contrary: (i) shares tendered or withheld in payment of the exercise price of an Option shall not be added to the maximum share limitations described in Section 4(a) above; (ii) shares tendered or withheld to satisfy the tax withholding obligation shall not be added to the maximum share limitations described in Section 4(a) above; and (iii) all shares covered by a SAR, to the extent that it is exercised and whether or not the Shares are actually issued to the Participant upon exercise of the right, shall be considered issued or transferred pursuant to the Plan.

(c) Subject to adjustment as provided in Section 4(d) hereof and notwithstanding anything to the contrary contained herein, the maximum number of Shares (i) with respect to which Options or SARs may be granted during a calendar year to any Eligible Person under this Plan shall be 1,000,000 Shares, and (ii) with respect to Performance Shares, Performance Units, Restricted Shares or RSUs intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code shall be the equivalent of 800,000 Shares during a calendar year to any Eligible Person under this Plan.

(d) In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Eligible Persons under the Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares which may thereafter be issued under the Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards, and (iii) the exercise price, grant price, or purchase price relating to any Award; provided, however, in each case that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(a) of the Code, unless the Committee determines otherwise. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria and performance objectives, if any, included in, Awards in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles; provided, however, that, unless otherwise provided in an Award Agreement, there shall be no increase in the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

(e) Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or in private transactions.

5. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 5. In addition, the Granting Authority may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 7(d)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Granting Authority shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of termination of service by the Eligible Person.

(b) Options. The Granting Authority is authorized to grant Options, which may be NQSOs or ISOs, to Eligible Persons on the following terms and conditions:

(i) Exercise Price. The exercise price per Share purchasable under an Option shall not be less than the Fair Market Value of the Shares on the date such Option is granted.

(ii) Option Term. The term of each Option shall be a maximum of seven (7) years from the date of grant of the Option.

(iii) Time and Method of Exercise. The Granting Authority shall determine at the date of grant or thereafter the time or times at which an Option may be exercised in whole or in part (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Granting Authority), the methods by which such exercise price may be paid or deemed to be paid (including, without limitation, broker-assisted exercise arrangements), the form of such payment (including, without limitation, cash, Shares, or other property), and the methods by which Shares will be delivered or deemed to be delivered to Eligible Persons.

(iv) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that the ISO shall be granted within ten years from the earlier of the date of adoption or stockholder approval of the Plan. ISOs may only be granted to employees of the Company or a Subsidiary.

(c) SARs. The Granting Authority is authorized to grant SARs (Share Appreciation Rights) to Eligible Persons on the following terms and conditions:

(i) Right to Payment. A SAR shall confer on the Eligible Person to whom it is granted a right to receive with respect to each Share subject thereto, upon exercise thereof, the excess of (1) the Fair Market Value of one Share on the date of exercise (or, if the Granting Authority shall so determine in the case of any such right, the Fair Market Value of one Share at any time during a specified period before or after the date of exercise) over (2) the exercise price per Share of the SAR on the date of grant of the SAR, which shall not be less than Fair Market Value (which in the case of a SAR granted in tandem with an Option, shall be equal to the exercise price of the underlying Option).

(ii) SAR Term. The term of each SAR shall be a maximum of seven (7) years from the date of grant of the SAR.

(iii) Other Terms. The Granting Authority shall determine, at the time of grant or thereafter, the time or times at which a SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by which Shares will be delivered or deemed to be delivered to Eligible Persons, whether or not a SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. Unless the Granting Authority determines otherwise, a SAR (1) granted in tandem with an NQSO may be granted at the time of grant of the related NQSO or at any time thereafter and (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO.

(d) Restricted Shares. The Granting Authority is authorized to grant Restricted Shares to Eligible Persons on the following terms and conditions:

(i) Issuance and Restrictions. Restricted Shares shall be subject to such restrictions on transferability and other restrictions, if any, as the Granting Authority may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Granting Authority), in such installments, or otherwise, as the Granting Authority may determine. Except to the extent restricted under the Award Agreement relating to the Restricted Shares, an Eligible Person granted Restricted Shares shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon. If the lapse of restrictions is conditioned on the achievement of performance criteria, the Granting Authority shall select the criterion or criteria from the list of criteria set forth in Section 5(f)(i). The Granting Authority must certify in writing prior to the lapse of restrictions conditioned on achievement of performance criteria that such performance criteria were in fact satisfied.

(ii) Forfeiture. Except as otherwise determined by the Granting Authority, at the date of grant or thereafter, upon termination of service during the applicable restriction period, Restricted Shares and any accrued but unpaid dividends or Dividend Equivalents that are at that time subject to restrictions shall be forfeited; provided, however, that the Granting Authority may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes, and the Granting Authority may in other cases waive in whole or in part the forfeiture of Restricted Shares.

(iii) Certificates for Shares. Restricted Shares granted under the Plan may be evidenced in such manner as the Granting Authority shall determine. If certificates representing Restricted Shares are registered in the name of the Eligible Person, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company shall retain physical possession of the certificate.

(iv) Dividends. Dividends paid on Restricted Shares shall be either paid at the dividend payment date, or deferred for payment to such date as determined by the Granting Authority, in cash or in unrestricted Shares having a Fair Market Value equal to the amount of such dividends. Shares distributed in connection with a Share split or dividend in Shares, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.

(e) RSUs. The Granting Authority is authorized to grant RSUs to Eligible Persons, subject to the following terms and conditions:

(i) Award and Restrictions. Delivery of Shares or cash, as the case may be, will occur upon expiration of the deferral period specified for RSUs by the Granting Authority (or, if permitted by the Granting Authority, as elected by the Eligible Person). In addition, RSUs shall be subject to such restrictions as the Granting Authority may impose, if any (including, without limitation, the achievement of performance criteria if deemed appropriate by the Granting Authority), at the date of grant or thereafter, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Granting Authority may determine. If the lapse of restrictions is conditioned on the achievement of performance criteria, the Granting Authority shall select the criterion or criteria from the list of criteria set forth in Section 5(f)(i). The Granting Authority must certify in writing prior to the lapse of restrictions conditioned on the achievement of performance criteria that such performance criteria were in fact satisfied.

(ii) Forfeiture. Except as otherwise determined by the Granting Authority at date of grant or thereafter, upon termination of service (as determined under criteria established by the Granting Authority) during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the RSUs), or upon failure to satisfy any other conditions precedent to the delivery of Shares or cash to which such RSUs relate, all RSUs that are at that time subject to deferral or restriction shall be forfeited; provided, however, that the Granting Authority may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to RSUs will be waived in whole or in part in the event of termination resulting from specified causes, and the Granting Authority may in other cases waive in whole or in part the forfeiture of RSUs.

(f) Performance Shares and Performance Units. The Granting Authority is authorized to grant Performance Shares or Performance Units or both to Eligible Persons on the following terms and conditions:

(i) Performance Period. The Granting Authority shall determine a performance period (the “Performance Period”) of one or more years and shall determine the performance objectives for grants of Performance Shares and Performance Units. Performance objectives may vary from Eligible Person to Eligible Person and shall be based upon one or more of the following performance criteria as the Granting Authority may deem appropriate: share price; earnings per share; return to shareholders (including dividends); return on equity; revenues; sales; sales by category, brand, territory or geography; unit growth; customer growth (including new customers and increased sales to existing customers); EBITDA or EBIT; operating income or operating profit; net income; gross margin; operating margin; return on capital or return on invested capital; economic value added; economic profit; cash flows; cash flow from operations; market share; inventory levels; inventory days outstanding; consumption; size of line in total or by category or type; consumer and strategic investments; advertising, brand and product innovation; research and development; costs; managing commodity costs; capital expenditures; working capital; net fixed assets; accounts receivable; days sales outstanding; period overhead; expenses; productivity; market capitalization; customer satisfaction; pro forma net income; return on equity; return on designated assets; expenses; free cash flow; cash flow return on investment; net profit margin; cash conversion cycle; and service levels. The performance objectives may be determined by reference to the performance of the Company, or of a Subsidiary or Affiliate, or of a division or unit of any of the foregoing. Performance Periods may overlap and Eligible Persons may participate simultaneously with respect to Performance Shares and Performance Units for which different Performance Periods are prescribed.

(ii) Award Value. At the beginning of a Performance Period, the Granting Authority shall determine for each Eligible Person or group of Eligible Persons with respect to that Performance Period the range of number of Shares, if any, in the case of Performance Shares, and the range of dollar values, if any, in the case of Performance Units, which may be fixed or may vary in accordance with such performance or other criteria specified by the Granting Authority, which shall be paid to an Eligible Person as an Award if the relevant measure of Company performance for the Performance Period is met. The Granting Authority must certify in writing that the applicable performance criteria were satisfied prior to payment under any Performance Shares or Performance Units.

(iii) Significant Events. If during the course of a Performance Period there shall occur significant events as determined by the Granting Authority which the Granting Authority expects to have a substantial effect on a performance objective during such period, the Granting Authority may revise such objective; provided, however, unless otherwise provided in an Award Agreement, there shall not be an increase in the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

(iv) Forfeiture. Except as otherwise determined by the Granting Authority, at the date of grant or thereafter, upon termination of service during the applicable Performance Period, Performance Shares and Performance Units for which the Performance Period was prescribed shall be forfeited; provided, however, that the Granting Authority may provide, by rule or regulation or in any Award Agreement, or may determine in an individual case, that restrictions or forfeiture conditions relating to Performance Shares and Performance Units will be waived in whole or in part in the event of terminations resulting from specified causes, and the Granting Authority may in other cases waive in whole or in part the forfeiture of Performance Shares and Performance Units.

(v) Payment. Each Performance Share or Performance Unit may be paid in whole Shares, or cash, or a combination of Shares and cash either as a lump sum payment or in installments, all as the Granting Authority shall determine, at the time of grant of the Performance Share or Performance Unit or otherwise, commencing as soon as practicable after the end of the relevant Performance Period. The Granting Authority must certify in writing prior to the payment of any Performance Share or Performance Unit that the performance objectives and any other material terms were in fact satisfied.

(g) Dividend Equivalents. The Granting Authority is authorized to grant Dividend Equivalents to Eligible Persons. The Granting Authority may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, or other investment vehicles as the Granting Authority may specify; provided, however, that Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of the underlying Awards to which they relate.

(h) Other Share-Based Awards. The Granting Authority is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Granting Authority to be consistent with the purposes of the Plan, including, without limitation, unrestricted shares awarded purely as a “bonus” and not subject to any restrictions or conditions, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Granting Authority, and Awards valued by reference to the performance of specified Subsidiaries or Affiliates. The Granting Authority shall determine the terms and conditions of such Awards at date of grant or thereafter. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 5(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, notes or other property, as the Granting Authority shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, shall also be authorized pursuant to this Section 5(h).

6. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, and Tandem. Awards granted under the Plan may, in the discretion of the Granting Authority, be granted to Eligible Persons either alone or in addition to, in tandem with, any other Award granted under the Plan or any award granted under any other plan or agreement of the Company, any Subsidiary or Affiliate.

(b) Substitute Awards in Transactions. Nothing contained in the Plan shall be construed to limit the right of the Granting Authority to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Granting Authority may grant Awards under the Plan to an employee or director of another corporation or other entity who becomes an Eligible Person by reason of any such transaction in substitution for awards previously granted by such corporation or entity to such employee or director. The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Granting Authority deems necessary for such purpose.

(c) Term of Awards. The term of each Award granted to an Eligible Person shall be for such period as may be determined by the Granting Authority; provided, however, that in no event shall the term of any

Option or a SAR exceed a period of seven years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

(d) Repricing Prohibited. Subject to the anti-dilution adjustment provisions contained in Section 4(d) hereof, without the prior approval of the Company’s stockholders, neither the Granting Authority nor the Board shall cause the amendment of an Option or SAR that would have the effect of reducing the exercise price of an Option or SAR previously granted under the Plan, the cancellation or exchange of an Option or SAR for cash, other awards, or an Option or SAR with an exercise price that is less than the exercise price of the original Option or SAR or otherwise approve any modification to an Option or SAR that would be treated as a “repricing” of such Option or SAR under any then applicable rules, regulations or listing requirements.

(e) Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Granting Authority shall determine at the date of grant or thereafter, including, without limitation, cash, Shares, notes or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Granting Authority may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments, subject to applicable law.

(f) Nontransferability. Awards shall not be transferable by an Eligible Person except (i) by will or the laws of descent and distribution (except pursuant to a Beneficiary designation) or (ii) with respect to NQSOs, by gift to a family member of the Participant to the extent permitted in the applicable Award Agreement and shall be exercisable during the lifetime of an Eligible Person only by such Eligible Person or his guardian or legal representative unless it has been transferred by gift to a family member of the Participant, in which case it shall be exercisable only by such transferee. For the purpose of this provision, a “family member” shall have the meaning set forth in the General Instructions to Form S-8 Registration Statement under the Securities Act of 1933, as amended. An Eligible Person’s rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the Eligible Person’s creditors.

(g) Repayment. If the Company is required to prepare an accounting restatement to correct an accounting error included in a report on Form 10-Q or 10-K caused by the misconduct of a Participant, the Participant shall return to the Company, or forfeit if not paid, any Award arising out of the misconduct for or during such restated period.

(h) Noncompetition. The Granting Authority may, by way of the Award Agreements or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Award, provided they are not inconsistent with the Plan, including, without limitation, the requirement that the Participant not engage in competition with the Company.

7. General Provisions.

(a) Compliance with Legal and Trading Requirements. The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange or market system listing or registration or qualification of such Shares or other required action under any state or federal law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal, state or foreign law. The Shares issued under the Plan may be subject to such other restrictions on transfer as determined by the Committee.

(b) No Right to Continued Employment or Service. Neither the Plan nor any action taken thereunder shall be construed as giving any employee, consultant, or director the right to be retained in the employ or service of the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate any employee’s, consultant’s or director’s employment or service at any time.

(c) Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to an Eligible Person, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Eligible Persons to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Eligible Person’s tax obligations; provided, however, that the amount of tax withholding to be satisfied by withholding Shares shall be limited to the minimum amount of taxes, including employment taxes, required to be withheld under applicable Federal, state and local law.

(d) Amendment. The Board may at any time and from time to time and in any respect, amend or modify the Plan and any Award granted under the Plan. The Board may seek the approval of any amendment or modification by the Company’s stockholders to the extent it deems necessary or advisable in its discretion for purposes of compliance with Section 162(m) or Section 422 of the Code, the listing requirements of the applicable exchange or securities market or for any other purpose. Except as may be required to comply with Section 409A of the Code, no amendment or modification of the Plan or any Award shall adversely affect any Award theretofore granted without the consent of the Eligible Person or the permitted transferee of the Award.

(e) No Rights to Awards; No Stockholder Rights. No Eligible Person or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons and employees. No Award shall confer on any Eligible Person any of the rights of a stockholder of the Company unless and until Shares are duly issued or transferred to the Eligible Person in accordance with the terms of the Award.

(f) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(g) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(h) Not Compensation for Benefit Plans. No Award payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company for the benefit of its employees, consultants or directors unless the Company shall determine otherwise.

(i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of New York without giving effect to principles of conflict of laws thereof.

(k) Effective Date; Plan Termination. The Plan shall become effective as of November 15, 2012 (the “Effective Date”). Notwithstanding the foregoing, the adoption of this Plan is expressly conditioned upon the approval of the stockholders of the Company. The Plan shall terminate as to future awards on the date which is ten (10) years after the Effective Date.

(l) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(m) Section 409A. It is intended that the Plan and Awards issued thereunder will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Awards are subject thereto, and the Plan and such Awards shall be interpreted on a basis consistent with such intent. The Plan and any Award Agreements issued thereunder may be amended in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

THE HAIN CELESTIAL GROUP, INC.

This proxy is solicited on behalf of the Board of Directors of The Hain Celestial Group, Inc. (the “Company”) . The undersigned hereby appoints Irwin D. Simon and Ira J. Lamel, or each of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of the Company on November 15, 2012 at 11:00 a.m., Eastern Time at the Amphitheater at 58 South Service Road, Melville, New York 11747, and any postponements or adjournments thereof (including any vote to postpone or adjourn the Annual Meeting of Stockholders), upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein. If no instruction is given the shares will be voted “FOR” items 1, 2, 3 and 4 below, each of said items being more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which are hereby acknowledged.

The Board of Directors Recommends You Vote “FOR” items 1, 2, 3 and 4 below.

1.	Election of Directors

FOR all nominees listed below ☐ (except as marked to the contrary below)	WITHHOLD AUTHORITY ☐ to vote for all nominees listed below

(Instructions: to withhold authority to vote for an individual nominee, strike a line through the nominee’s name listed below.)

Irwin D. Simon, Richard C. Berke, Jack Futterman, Marina Hahn, Andrew R. Heyer, Brett Icahn, Roger Meltzer, Scott M. O’Neil, David Schechter and Lawrence S. Zilavy.

2.	To vote, on an advisory basis, for the compensation awarded to the named executive officers for the fiscal year ended June 30, 2012, as set forth in this proxy statement.

For ☐	Against ☐	Abstain ☐

3.	To approve the amendment of the Amended and Restated 2002 Long Term Incentive and Stock Award Plan

For ☐	Against ☐	Abstain ☐

4.	To ratify the appointment of Ernst & Young LLP to act as registered independent accountants of the Company for the fiscal year ending June 30, 2013.

For ☐	Against ☐	Abstain ☐

(Proxy card)

In their discretion, the proxies named above are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any postponements or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting of Stockholders.

Please Complete All Information Below

Signature:

Signature:

Dated: , 2012
Please sign exactly as names appear hereon, indicating official position or representative capacity, if any. If shares are held jointly, both owners should sign.

(Proxy card)